Exhibit 2.1

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document are marked with a ***.

Agreement and Plan of Merger

by and among

Merit Medical Systems, Inc.,

MMS Transaction Co.,

DFine, Inc.,

the Priority Preferred Stockholders,

solely for purposes of Article VII and VIII,

and

Shareholder Representative Services LLC,

solely in its capacity as the Stockholder Representative

dated as of

July 6, 2016

EXHIBITS
Integration Cost Schedule
Exhibit A – Employee Bonus Plan
Exhibit B – Form of Equity Rights Termination Agreement
Exhibit C – Escrow Agreement
Exhibit D – Management Bonus Plan
Exhibit E – Distribution Agent Agreement
Exhibit F – Form of Certificate of Merger
Exhibit G – Form of Letter of Transmittal
Exhibit H – Form of Lost Certificate Affidavit
Exhibit I – Form of Written Consent

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of July 6, 2016, is entered into by and among Merit Medical Systems, Inc., a Utah corporation (“Parent”), MMS Transaction Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), DFine, Inc., a Delaware corporation (the “Company”), the Priority Preferred Stockholders, solely for purposes of Article VII and Article VIII, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Priority Preferred Stockholders (the “Stockholder Representative”).
RECITALS
WHEREAS, the Company is a corporation duly formed and validly existing under the Laws of the State of Delaware;
WHEREAS, Parent is a corporation duly formed and validly existing under the Laws of the State of Utah, and Merger Sub, a wholly-owned subsidiary of Parent, is a corporation duly formed and validly existing under the laws of the State of Delaware;
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) and the board of directors of each of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of their respective companies and stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, the Company Board and the board of directors of Merger Sub have each resolved to recommend adoption of this Agreement by their respective stockholders in accordance with the Delaware General Corporation Law (the “DGCL”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounting Principles” means GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2015, so long as such methods, practices, principles, policies and procedures were consistent with GAAP.
“Acquired Companies” means the Company and each of its Subsidiaries
“Action” means any action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, in each case, by or before any Governmental Authority.
“Actual Cash” has the meaning set forth in Section 2.16(b).
“Actual Indebtedness” has the meaning set forth in Section 2.16(b).
“Actual Transaction Expenses” has the meaning set forth in Section 2.16(b).
“Actual Working Capital” has the meaning set forth in Section 2.16(b).
“Actual Working Capital Adjustment” means Actual Working Capital, minus Target Working Capital.
“Adjusted Closing Merger Consideration” means the Enterprise Value, plus (a) the Actual Working Capital Adjustment (which may be a positive or negative number), minus (b) the amount, if any, by which Actual Cash is less than $1,000,000 (and otherwise $0), minus (c) the amount of Actual Indebtedness, minus (d) the amount of Actual Transaction Expenses, minus (e) the Indemnification Escrow Amount, minus (f) the Integration Cost Escrow Amount, minus (g) the Stockholder Representative Expense Amount.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means the Escrow Agreement and the Distribution Agent Agreement.
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Salt Lake City, Utah or in San Jose, California are authorized or required by Law to be closed for business.
“Cap” has the meaning set forth in Section 7.04(c).
“Capital Stock” means shares of Common Stock and Preferred Stock.
“Cash” means, as of any date of determination, all cash and cash equivalents of the Acquired Companies, including deposits and checks in transit, less the aggregate amount of all outstanding and unpaid checks issued by or on behalf of any of the Acquired Companies.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Certificate” has the meaning set forth in Section 2.11(a).
“Certificate of Merger” has the meaning set forth in Section 2.04.
“Closing” has the meaning set forth in Section 2.02.
“Closing Statement” has the meaning set forth in Section 2.16(a).
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Merger Consideration” means the Enterprise Value, plus (a) the Estimated Working Capital Adjustment (which may be a positive or negative number), minus (b) the amount, if any, by which Estimated Cash is less than $1,000,000 (and otherwise $0), minus (c) the amount of Estimated Indebtedness, minus (d) the amount of Estimated Transaction Expenses, minus (e) the Indemnification Escrow Amount, minus (f) the Integration Cost Escrow Amount, minus and (g) the Stockholder Representative Expense Amount.
“Closing Per Share Merger Consideration” means, with respect to each share of Capital Stock, the amount of Closing Merger Consideration, if any, to be distributed with respect to such share of Capital Stock, as set forth on the Consideration Spreadsheet. For the avoidance of doubt, the Closing Per Share Merger Consideration with respect to shares of a class or series of Capital Stock may be zero ($0.00).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Company Board” has the meaning set forth in the recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.02(b).
“Company Charter Documents” has the meaning set forth in Section 3.03.
“Company Intellectual Property” means all Intellectual Property that is owned by any Acquired Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which an Acquired Company is a party, beneficiary or otherwise bound.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Confidential Information” means all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, designs, agreements, contracts, transactions, negotiations, know-how, trade secrets, computer software, applications or systems, work-in-process, records, systems, materials, prospect information, client information, customer information, supplier information, vendor information, financial information, marketing information, pricing information, staffing and personnel information, employee lists, developments, reports, security procedures, graphics, market studies and competition information, notes, inventions, original works of authorship and discoveries of the Parent, Merger Sub or the Surviving Corporation or their respective businesses or any existing or prospective client, customer, supplier or other associated third party of the Parent, Merger Sub or the Surviving Corporation. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
“Consideration Spreadsheet” has the meaning set forth in Section 2.17(a).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements and legally binding commitments and arrangements, whether written or oral.
“Current Assets” means all current assets of the Acquired Companies, determined in accordance with the Accounting Principles. Notwithstanding the foregoing, “Current Assets” shall exclude Cash and deferred Tax assets, but shall include all prepaid Taxes, such as prepaid property taxes or similar Taxes, for which Parent will receive the benefit following the Closing.
“Current Liabilities” means all current liabilities of the Acquired Companies, determined in accordance the Accounting Principles. Notwithstanding the foregoing, for purposes of determining Estimated Working Capital, “Current Liabilities” shall not include any items included as Estimated Indebtedness or Estimated Transaction Expenses, and for purposes of determining Actual Working Capital, “Current Liabilities” shall not include any items included as Actual Indebtedness or Actual Transaction Expenses.
“Deductible” has the meaning set forth in Section 7.04(a).
“D&O Indemnified Party” has the meaning set forth in Section 5.03(a).
“D&O Tail Policy” has the meaning set forth in Section 5.03(c).
“DGCL” has the meaning set forth in the recitals.
“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.16(c)(iii).
“Dissenting Shares” has the meaning set forth in Section 2.10.
“Distribution Agent” means Citibank, N.A.
“Distribution Agent Agreement” means the Distribution Agent Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Distribution Agent, a copy of which is attached hereto as Exhibit E.
“Dollars or $” means the lawful currency of the United States.
“Effective Time” has the meaning set forth in Section 2.04.
“Employee Bonus Plan” means that certain 2016 Change of Control Incentive Plan of the Company, effective as of immediately prior to the Closing, a copy of which is attached hereto as Exhibit A.
“Encumbrance” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enterprise Value” means $97,500,000.
“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Acquired Companies as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the

Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Right” means any warrant, option, convertible note, acquisition right or other right exercisable for, convertible into or exchangeable for Capital Stock or any other equity securities of any Acquired Company, other than the Options.
“Equity Right Termination Agreement” means a termination agreement substantially in the form attached as Exhibit B.
“Equity Right Holder” means a holder of an Equity Right.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Escrow Agent, a copy of which is attached hereto as Exhibit C.
“Escrow Funds” has the meaning set forth in Section 2.12(b).
“Estimated Cash” has the meaning set forth in Section 2.16(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.16(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.16(a).
“Estimated Working Capital” has the meaning set forth in Section 2.16(a).
“Estimated Working Capital Adjustment” means Estimated Working Capital, minus Target Working Capital.
“Exclusivity Fee Cancellation Agreement” means that certain Exclusivity Fee Cancellation Agreement, dated as of the date hereof, by and between Parent and the Company.

“FDA” has the meaning set forth in Section 3.23.
“Financial Statements” has the meaning set forth in Section 3.06.
“Fundamental Representations” mean the representations and warranties set forth in Section 3.01, Section 3.02(a), Section 3.04, Section 3.29, Section 4.01 and Section 4.04.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).
“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency, court or instrumentality of such government or political subdivision either with jurisdiction over any activities of any party to this Agreement or where a party to this Agreement conducts business, or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means, with respect to the Acquired Companies, as of any date of determination and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by any note, bond, debenture or other instrument; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transaction, to the extent drawn; (g) guarantees made by an Acquired Company on behalf of any third party in respect of any obligation of the kind referred to in the foregoing clauses (a) through (f); (h) unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnifiable Taxes” means (a) all Taxes of the Acquired Companies for all Pre-Closing Tax Periods; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (c) all Taxes of another Person imposed on any of the Acquired Companies arising under the principles of transferee or successor liability or by reason of a Tax Sharing Agreement or any contract providing for the payment of any Taxes of another person, in each case, relating to an event or transaction occurring before the Closing Date; provided, that, the defined term Indemnifiable Taxes shall not include any Taxes to the extent the Tax-related Loss in question results from Parent’s violation of Section 6.01(c).
“Indemnification Escrow Amount” means $9,750,000.
“Indemnification Escrow Fund” has the meaning set forth in Section 2.12(a).

“Indemnification Obligation Pro Rata Share” means, with respect to each Priority Preferred Stockholder that executes the Merger Agreement on the Closing Date, and each Priority Preferred Stockholder that executes a joinder to the Merger Agreement following the Closing Date (other than any such joinder that is determined by a court of competent jurisdiction to be unenforceable), the quotient (expressed as a percentage) of (i) such Priority Preferred Stockholders’ pro rata share of the Closing Merger Consideration divided by (ii) the Closing Merger Consideration.
“Indemnified Party” has the meaning set forth in Section 7.05.
“Indemnifying Party” has the meaning set forth in Section 7.05.
“Independent Accountant” has the meaning set forth in Section 2.16(c)(iii).
“Insurance Policies” has the meaning set forth in Section 3.16.
“Integration Cost Escrow Amount” means $5,000,000.
“Integration Cost Escrow Fund” has the meaning set forth in Section 2.12(b).
“Integration Cost Target” means $15,000,000.
“Integration Costs” has the meaning set forth in Section 2.18(a).
“Integration Period” has the meaning set forth in Section 2.18(a).
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) mask works.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Key Employees” means Greg Barrett, Rick Short and Scott Lynch.

“Knowledge” means, when used with respect to the Company or the Acquired Companies, the actual knowledge of Greg Barrett, Rick Short, Dan Balbierz, Linda Lechner and Cindee Van Vleck, and the knowledge that each such person would reasonably be expected to obtain in the course of performing his or her duties with the Acquired Companies, or after due inquiry of their respective direct reports or reasonable investigation.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 2.11(b).
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include exemplary or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Majority Holder” has the meaning set forth in Section 8.01(b).
“Management Bonus Plan” means that certain 2016 Management Bonus Plan of the Company, effective as of immediately prior to the Closing, a copy of which is attached hereto as Exhibit D.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies (taken as a whole), or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any Acquired Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) the failure of any of the Acquired Companies to meet or achieve any projection or forecast; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has, or would reasonably be expected to have, a disproportionate effect on the Acquired Companies (taken as a whole) compared to other participants in the industries in which any Acquired Company conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.15(a).
“Material Suppliers” has the meaning set forth in Section 3.15(b).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Closing Merger Consideration, together with those portions of (i) the Escrow Funds, (ii) the Stockholder Representative Expense Fund and (iii) the Post-Closing Adjustment (if any) that the Priority Preferred Stockholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.
“Merger Sub” has the meaning set forth in the preamble.

“Non-Terminating Right” has the meaning set forth in Section 2.03(b)(ix).
“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).
“Off-The-Shelf Agreements” means generally commercially available off-the-shelf software licenses for Intellectual Property under which the annual recurring fees any Acquired Company is required to pay for use of such Intellectual Property are less than $10,000.
“Option” means any option to purchase Company Capital Stock granted under a Stock Option Plan and still outstanding as of immediately prior to the Effective Time.
“Optionholder” means a holder of an Option.
“Organizational Documents” has the meaning set forth in Section 5.03(b).
“Parent” has the meaning set forth in the preamble.
“Parent Closing Statement” has the meaning set forth in Section 2.16(b).
“Parent Indemnitees” has the meaning set forth in Section 7.02.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means those items set forth in Section 1 of the Disclosure Schedules; liens for Taxes not yet delinquent; liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings and which are disclosed in Section 1 of the Disclosure Schedule; mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Acquired Companies; or easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Acquired Companies.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by any Acquired Company such as an individual’s name, address, age, gender, identification number, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.
“Post-Closing Adjustment” shall be an amount equal to the Adjusted Closing Merger Consideration, minus the Closing Merger Consideration.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of the Acquired Companies for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Acquired Companies for any Pre-Closing Tax Period.
“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company, which is designated Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.
“Preferred Stockholder” means a holder of Preferred Stock.
“Priority Preferred Stock” means the Series E Preferred Stock and the Series F Preferred Stock.
“Priority Preferred Stockholder” means a holder of Priority Preferred Stock.
“Privacy Laws” means all applicable Laws of any nation in which any Acquired Company operates governing the collection, use, disclosure and retention of Personal Information.
“Pro Rata Share” means, with respect to any Priority Preferred Stockholder, such Person’s pro rata portion of the (i) Closing Merger Consideration, (ii) Post-Closing Adjustment, (iii) returned Indemnification Escrow Funds, (iv) returned Integration Cost Escrow Funds or (v) returned Seller Representative Expense Funds, as applicable.
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).
“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy issued by AIG for the benefit of Parent and any additional insureds named by Parent with a retention amount equal to the R&W Insurance Policy Retention Amount and a coverage limit equal to the R&W Insurance Policy Coverage Limit.
“R&W Insurance Policy Coverage Limit” means $9,750,000.
“R&W Insurance Policy Retention Amount” means $1,462,500.
“Real Property” has the meaning set forth in Section 3.10(a).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Repaid Indebtedness” has the meaning set forth in Section 2.03(a)(i).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 8.01(c).
“Requisite Company Vote” has the meaning set forth in Section 3.02(a).
“Resolution Period” has the meaning set forth in Section 2.16(c)(ii).
“Review Period” has the meaning set forth in Section 2.16(c)(i).
“Stockholder Representative Expense Amount” means $250,000.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.12(c).
“Statement of Objections” has the meaning set forth in Section 2.16(c)(ii).
“Stock Option Plan” means each of the 2004 Stock Plan and the 2014 Stock Plan of the Company.
“Stockholders” means the holders of Capital Stock.
“Stockholder Indemnitees” has the meaning set forth in Section 7.03.
“Stockholder Notice” has the meaning set forth in Section 5.01(b).
“Stockholder Representative” has the meaning set forth in the preamble.
“Straddle Period” has the meaning set forth in Section 6.03.
“Subsidiaries”  means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Target Working Capital” means $3,500,000.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, property (real or personal), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Claim” has the meaning set forth in Section 6.04.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any agreement the primary purpose of which is (a) to allocate responsibility with respect to the payment of any Tax liabilities of any Person or (b) for the sharing or payment for any Tax attributes of any Person.
“Third Party Claim” has the meaning set forth in Section 7.05(a).
“Transaction Expenses” means, as of any date of determination and without duplication, all unpaid fees and expenses incurred by the Acquired Companies or for which any Acquired Company is liable as of the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including (a) amounts payable pursuant to the Employee Bonus Plan, (b) any Taxes or other amounts required to be paid, withheld or contributed by the Acquired Companies under the Federal Insurance Contributions Act (“FICA”), Medicare or other similar Laws related to any amounts payable pursuant to the Employee Bonus Plan, (c) the cost of obtaining the D&O Tail Policy, (d) the amount payable to AIG to obtain the R&W Insurance Policy, and (e) three (3) months of salary, bonus, benefits and other monetary compensation for each of the Key Employees and any Taxes or other amounts required to be paid, withheld or contributed by the Acquired Companies under the Federal Insurance Contributions Act (“FICA”), Medicare or other similar Laws in respect of such salary continuation. For the avoidance of doubt, “Transaction Expenses” shall not include any amounts payable pursuant to the Management Bonus Plan.
“Undisputed Amounts” has the meaning set forth in Section 2.16(c)(iii).
“Union” has the meaning set forth in Section 3.21(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, and mass layoffs.
“Working Capital” means, as of any date of determination, Current Assets minus Current Liabilities.
“Written Consent” has the meaning set forth in Section 5.01(a).
ARTICLE II

THE MERGER
Section 2.01    The Merger.
On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).
Section 2.02    Closing.
Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Mountain Time, on the date of this Agreement, at the offices of Parr Brown Gee & Loveless, a professional corporation, 101 South 200 East, Suite 700, Salt Lake City, Utah 84111, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.03    Repaid Indebtedness and Company Transaction Expenses; Closing Deliverables.
(a)    Repaid Indebtedness and Company Transaction Expenses.
(i)    It is contemplated by the parties that, contemporaneously with the Closing, all Indebtedness for borrowed money of the Acquired Companies as of immediately prior to the Closing set forth on the Repaid Indebtedness Schedule by the Company (the “Repaid Indebtedness”), will be fully repaid and that such repayment will be funded by Parent. The Company has delivered to Parent the Repaid Indebtedness Schedule along with customary payoff letters in respect of all Repaid Indebtedness to be effective upon the Closing, which payoff letters (A) acknowledge the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness and (B) provide that, upon receipt of such amounts, (1) all such Indebtedness shall have been repaid and discharged and (2) all Liens held by or on behalf of such lenders in respect of the properties and assets of the Acquired Companies shall be released and forever discharged.
(ii)    It is contemplated by the parties that, contemporaneously with the Closing, all Estimated Transaction Expenses of the Acquired Companies set forth in the Closing Statement will be fully paid and that such payment will be funded by Parent. The Company has delivered to Parent invoices for all such Estimated Transaction Expenses.
(iii)    In connection with the Closing and on behalf of the Acquired Companies, on the Closing Date, Parent shall pay in cash, by wire transfer of immediately available funds, the Repaid Indebtedness and the Estimated Transaction Expenses in order to fully discharge the amounts payable thereunder, in each case, in the amounts set forth on the Repaid Indebtedness Schedule (which reflects the amounts in the payoff letters) and the Closing Statement (which reflects the amounts in the invoices) delivered pursuant to this Section 2.03(a), and pursuant to wire instructions provided by the Company to Parent prior to or at the Closing.
(b)    Closing Deliverables of the Company. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to Parent the following:
(i)    the Escrow Agreement, duly executed by the Stockholder Representative;
(ii)    the Distribution Agent Agreement, duly executed by the Stockholder Representative;
(iii)    a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that attached thereto are true and complete copies of (A) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) resolutions of the stockholders of the Company approving the Merger and adopting this Agreement, signed by stockholders of the Company representing at least the Requisite Company Vote, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of the Company Charter Documents and (B) the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(v)    a good standing certificate of the Company from the Secretary of State of the State of Delaware;
(vi)    the Closing Statement contemplated in Section 2.16(a);
(vii)    the Consideration Spreadsheet contemplated in Section 2.17;
(viii)    a certificate, in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)(3), dated as of the Closing Date, to the effect that no interest in the Company is a U.S. real property interest; and
(ix)    Equity Right Termination Agreements duly executed and delivered to the Company terminating any and all Equity Rights that do not, automatically without the payment of any consideration or the taking of any action, terminate or expire by their terms effective as of the Closing (“Non-Terminating Rights”).

(c)    Closing Deliverables of Parent. On or prior to the Closing Date, Parent shall deliver or cause or be delivered to the Company (or to such other Person as may be specified herein) the following:
(i)    the Escrow Agreement duly executed by Parent;
(ii)    the Distribution Agent Agreement duly executed by Parent and the Distribution Agent;
(iii)    payment to each Priority Preferred Stockholder and the Distribution Agent of the amounts required to be paid pursuant to Section 2.11(c);
(iv)    payment to the Escrow Agent, by wire transfer of immediately available funds, of the Indemnification Escrow Amount and the Integration Cost Escrow Amount;
(v)    payment to the Stockholder Representative, by wire transfer of immediately available funds, of the Stockholder Representative Expense Amount;
(vi)    payment to third parties, by wire transfer of immediately available funds, of that amount of money due and owing from the Acquired Companies to such third parties as Estimated Transaction Expenses; and
(vii)    payment to holders of outstanding Repaid Indebtedness, by wire transfer of immediately available funds, of that amount of money due and owing from the Acquired Companies to such third parties.
Section 2.04    Effective Time.
Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger in substantially the form of Exhibit F attached hereto (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.05    Effects of the Merger.
The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 2.06    Certificate of Incorporation; By-laws.
At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07    Directors and Officers.
The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
Section 2.08    Effect of the Merger on Capital Stock.
At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:
(a)    Cancellation of Certain Company Capital Stock. Shares of Capital Stock that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Capital Stock. Each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares, if any) shall be converted into the right to receive, upon compliance with the requirements of Section 2.11(c), the Closing Per Share Merger Consideration, if any, associated with such share of Capital Stock in cash, without interest, together with any amounts that may become payable in respect of such share of Capital Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein, in both cases, if any. For the avoidance of doubt, if the Closing Per Share Merger Consideration for a share of Capital Stock is zero, such share of Capital Stock shall be cancelled as set forth herein.
(c)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Section 2.09    Treatment of Options and Equity Rights.
(a)    At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, cancelled and such Optionholder shall cease to have any rights with respect thereto, other that the right to receive, with respect to each share of Common Stock converted by each Option under the 2004 Stock Plan of the Company as of immediately prior to the Effective Time, the amount (if any), by which the Closing Per Share Merger Consideration of a share of Common Stock exceeds the exercise price of such Option.
(b)    At the Effective Time, each Equity Right, other than Non-Terminating Rights, that is outstanding and unexercised immediately prior to the Effective Time, shall be, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub, the Company, the Equity Right Holder or any other Person, cancelled and such Equity Right Holder shall cease to have any rights with respect thereto.
Section 2.10    Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, shares of Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demand received by the Company for appraisal of shares of Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demand.
Section 2.11    Surrender and Payment.
(a)    At the Effective Time, all shares of Capital Stock shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any shares of Capital Stock (each, a “Certificate”) shall cease to have any rights as a holder of Capital Stock.
(b)    The Company has provided to each holder of Priority Preferred Stock a letter of transmittal in substantially the form attached as Exhibit G (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for that portion of the Merger Consideration payable in respect of such holder’s Priority Preferred Stock pursuant to Section 2.08(b).
(c)    On the Closing Date, Parent shall pay or cause to be paid to each holder of Priority Preferred Stock who has delivered to Parent a Letter of Transmittal, duly executed and completed in accordance with its requirements, by wire transfer of immediately available funds, an amount representing the Closing Per Share Merger Consideration associated with the Capital Stock held by such holder as set forth on the Consideration Spreadsheet and as contemplated by Section 2.03(c)(iii). If any holder of Priority Preferred Stock has not delivered to Parent a Letter of Transmittal, duly executed and completed in accordance with its requirements prior to the Closing, Parent shall pay or cause or be paid to the Distribution Agent, by wire transfer of immediately available funds, an aggregate amount representing the Closing Per Share Merger Consideration associated with the Capital Stock held by all such holders, for further distribution to such holders upon receipt by the Distribution Agent of Letters of Transmittal duly executed and completed in accordance with its requirements.
(d)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.
(e)    Neither Parent nor the Distribution Agent shall be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Priority Preferred Stockholders two years after the date on which such Priority Preferred Stockholder was entitled receive such amount (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.12    Escrow Funds; Stockholder Representative Expense Fund.
At the Closing, Parent shall deposit or cause to be deposited:
(a)    with the Escrow Agent, the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the obligations of the Priority Preferred Stockholders set forth in Section 2.16(d) and Article VII of this Agreement;
(b)    with the Escrow Agent, the Integration Cost Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Integration Cost Escrow Fund”, and together with the Indemnification Escrow Fund, the “Escrow Funds”), to be held for the purpose of securing the obligations of the Priority Preferred Stockholders set forth in Section 2.18(c); and
(c)    to the Stockholder Representative, the Stockholder Representative Expense Amount (such amount, less any disbursements therefrom, the “Stockholder Representative Expense Fund”), to be held for the purpose of reimbursing the Stockholder Representative for, or paying directly, any amounts incurred in connection with the performance of its obligations under this Agreement, the Escrow Agreement or the Distribution Agent Agreement.
(d)    with the Distribution Agent, the Closing Merger Consideration to be held and/or paid out pursuant Section 2.11 of this Agreement and the Distribution Agent Agreement.
(e)    For U.S. federal income and other applicable Tax purposes, and pursuant to the terms of the Escrow Agreement, the Escrow Funds shall be treated as the property of the Parent and any income earned in respect of the Escrow Funds shall be taxable to Parent and any Taxes owed in respect of the Escrow Funds shall be paid by Parent, until such time as any Escrow Funds are released to the Priority Preferred Stockholders (along with the amount of any interest or other amounts earned thereon and less any disbursements therefrom, including, without limitation, disbursements that shall be made to Parent for the payment of any Taxes paid or payable by Parent with respect to any income earned in respect of the Escrow Funds, in accordance with the Escrow Agreement).
Section 2.13    No Further Ownership Rights in Capital Stock.
All Merger Consideration, if any, paid or payable upon the surrender of Certificates, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Capital Stock formerly represented by such Certificates, and from and after the Effective Time, there shall be no further registration of transfers of shares of Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, if any, provided for and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.
Section 2.14    Withholding Rights.
Each of Parent, the Distribution Agent, the Escrow Agent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any

Person pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Tax Law; provided, that, (i) the appropriate party shall give the Stockholder Representative written notice of its intention to withhold and the basis for any withholdings that are required to be made as soon as reasonably practicable prior to the date of the applicable payment, and (ii) the parties will use commercially reasonable efforts to mitigate or eliminate any such required Tax withholdings to the fullest extent possible. To the extent that amounts are so deducted and withheld by Parent, the Distribution Agent, the Escrow Agent, Merger Sub or the Surviving Corporation, as the case may be, and properly paid over to the applicable Governmental Authority such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, the Distribution Agent, Escrow Agent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 2.15    Lost Certificates.
If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed substantially in the form attached hereto as Exhibit H (a “Lost Certificate Affidavit”) and, if required by the Parent or the Distribution Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Distribution Agent shall direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Distribution Agent, shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration to be paid in respect of the Priority Preferred Stock formerly represented by such Certificate as contemplated under this Article II.
Section 2.16    Working Capital Adjustment.
(a)    Closing Statement. The Company has prepared and delivered to Parent a statement (the “Closing Statement”) setting forth its good faith estimate, as of immediately prior to the Closing, of (i) Cash (“Estimated Cash”), (ii) Working Capital (“Estimated Working Capital”), (iii) Indebtedness (“Estimated Indebtedness”), (iv) Transaction Expenses (“Estimated Transaction Expenses”), and (v) the resulting Closing Merger Consideration, which statement shall also contain an estimated balance sheet of the Acquired Companies as of immediately prior to the Closing (without giving effect to the transactions contemplated herein). The estimated balance sheet upon which the calculations set forth in the Closing Statement are based shall be prepared in accordance with the Accounting Principles.
(b)    Post-Closing Adjustment. Within 45 days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “Parent Closing Statement”) setting forth its calculation, as of immediately prior to the Closing, of the actual amount of (i) Cash (“Actual Cash”), (ii) Working Capital (“Actual Working Capital”), (iii) Indebtedness (“Actual Indebtedness”), (iv) Transaction Expenses (“Actual Transaction Expenses”), and (v) the resulting Adjusted Closing Merger Consideration and Post-Closing Adjustment, which statement shall also contain an actual balance sheet of the Acquired Companies as of immediately prior to the Closing (without giving effect to the transactions contemplated herein). The actual balance sheet upon which the calculations set forth in the Parent Closing Statement are based shall be prepared in accordance with the Accounting Principles.
(c)    Examination and Review.
(i)    Examination. After receipt of the Parent Closing Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Parent Closing Statement. During the Review Period, the Stockholder Representative shall have access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Parent Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Parent Closing Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Parent Closing Statement and to prepare a

Statement of Objections (defined below), provided, that, such access shall be in a manner that does not interfere with the business operations of Parent or the Surviving Corporation.
(ii)    Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Parent Closing Statement by delivering to Parent a written statement setting forth his objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Parent Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Parent Closing Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Parent Closing Statement with such changes as may be agreed in writing by Parent and the Stockholder Representative, shall be final and binding.
(iii)    Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the San Jose office of Grant Thornton or, if the San Jose office of Grant Thornton is unable to serve, by an office of Grant Thornton appointed by mutual agreement of the Parent and the Stockholder Representative, or no such other office of Grant Thornton is able to serve, the Parent and the Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Parent Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Parent Closing Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders) from the Stockholder Representative Expense Fund, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount contested by the Stockholder Representative and Parent.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and any adjustments to the Parent Closing Statement and/or the Post-Closing Adjustment shall be consistent with the Accounting Principles and shall be conclusive and binding upon the parties hereto, absent manifest error.
(d)    Payment of Post-Closing Adjustment.
(i)    If the Post-Closing Adjustment is a negative number, the Stockholder Representative and Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Fund by wire transfer of immediately available funds to Parent, the positive amount of the Post-Closing Adjustment.
(ii)    If the Post-Closing Adjustment is a positive number, Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, deposit with the Distribution

Agent, for distribution to the Preferred Stockholders in accordance with their Pro Rata Shares, the amount of the Post-Closing Adjustment.
(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.16 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
Section 2.17    Consideration Spreadsheet.
(a)    The Company has prepared and delivered to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of the Company (solely in his capacity as such), which sets forth, as of the Closing Date, the following:
(i)    the name and last known address of all Stockholders and the number, class and series of Capital Stock held by each Stockholder;
(ii)    detailed calculations of the Closing Merger Consideration and Closing Per Share Merger Consideration;
(iii)    each Stockholder’s Pro Rata Share (as a percentage interest), if any, of (A) the Closing Merger Consideration, (B) any Post-Closing Adjustment, (C) any returned Indemnification Escrow Funds, (D) any returned Integration Cost Escrow Funds and (E) any returned Seller Representative Expense Funds.
(b)    The parties agree that Parent, Distribution Agent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent, Distribution Agent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet. The parties acknowledge and agree that the Closing Merger Consideration, as adjusted from time to time pursuant to this Agreement and giving effect to amounts released to the Priority Preferred Stockholders from the Escrow Funds are intended to be allocated among the Priority Preferred Stockholders consistent with the Company Charter Documents and the DGCL, and the Stockholder Representative is hereby authorized to update and deliver to Parent, the Distribution Agent, the Escrow Agent and any other applicable Persons the Consideration Spreadsheet from time to time to effectuate the foregoing, as necessary in the Stockholder Representative’s good faith judgment to provide for an allocation consistent with the foregoing; provided, that, Parent, the Distribution Agent and the Surviving Corporation shall be entitled to rely on the updated Consideration Spreadsheet in making payments under Article II and Parent, the Distribution Agent and the Surviving Corporation shall not be responsible for the calculations or the determinations regarding such calculations in any updated Consideration Spreadsheet.
Section 2.18    Integration Procedures.
(a)    Integration Costs. Attached to this Agreement is an Integration Cost Schedule, which sets forth the following estimated restructuring and integration costs (the costs specified in clauses (i) through (iv) below and no other costs, the “Integration Costs”) that will be incurred by the Surviving Corporation and its Affiliates during the nine (9) month period immediately following the Closing Date (without duplication, the “Integration Period”), as more fully described in the Integration Cost Schedule:
(i)    the reasonable out-of-pocket expenses incurred in connection with terminating (or continuing until such time as all waiting periods under the WARN Act or other applicable Law have expired, including any requirements related to any work council, labor organization or Governmental Authority) the employment of all employees of the Acquired Companies who are set forth on Section 2.18(a)(i) of the Integration Cost Schedule (including the payment of all accrued but unpaid wages and accrued but untaken paid time off, and the payment of severance required by Law or otherwise consistent with the written policies, agreements or plans of the Acquired Companies) and any amounts paid as severance to the Key Employees pursuant to their employment agreements;
(ii)    the reasonable out-of-pocket expenses incurred in connection with terminating or subleasing all Leased Real Property, less any amounts received or saved in connection with subleasing any such Leased Real Property, as contemplated by Section 2.18(a)(ii) of the Integration Cost Schedule;
(iii)    the reasonable out-of-pocket expenses incurred in connection with winding down or terminating the Company’s third party contracts set forth on and as contemplated by Section 2.18(a)(iii) of the Integration Cost Schedule; and
(iv)    the other reasonable out-of-pocket restructuring and integration costs (not to exceed $1,000,000 in the aggregate) associated with the winding down of the Company’s operations as contemplated by Section 2.18(a)(iv) of the Integration Cost Schedule.
(b)    Covenants During Integration Period.
(i)    During the Integration Period, Parent shall, or shall cause Surviving Corporation, within ten (10) Business Days of each monthly anniversary of the Closing Date, prepare and deliver to the Stockholder Representative, a statement setting forth in reasonable detail, (i) a detailed determination of the Integration Costs incurred to date and (ii) a good faith estimate of the Integration Costs required to be incurred through the remainder of the Integration Period.
(ii)    During the Integration Period, the Chief Executive Officer of Parent shall, within ten (10) Business Days of the end of each fiscal quarter commencing with the quarter ending September 30, 2016, meet with Greg Barrett (or another individual designated by the Stockholder Representative) to review the status of the winding down of the Company and the Integration Costs.
(c)    Determination of Integration Costs; Distribution of the Integration Cost Escrow Fund. On the last day of the Integration Period, Parent shall, or shall cause Surviving Corporation to, prepare in good faith and deliver to the Stockholder Representative an updated Integration Cost Schedule detailing all Integration Costs incurred by the Surviving Corporation and its Affiliates during the Integration Period. After receipt of the updated Integration Cost Schedule, the Stockholder Representative shall have a thirty (30) day Review Period to review the updated Integration Cost Schedule and deliver a Statement of Objections of the type contemplated by Section 2.16(c)(ii); provided, that, the Stockholder Representative may only object with respect to expenses that: (i) it believes, acting in good faith, were not incurred by the Surviving Corporation or its Affiliates or (ii) are not Integration Costs. During such Review Period, the Stockholder Representative shall have access to the books and records of Parent and the Surviving Corporation, the personnel of, and work papers prepared by Parent and/or its accountants to the extent that they relate to the Integration Costs and to such historical financial information (to the extent in Parent’s or its Affiliates possession) relating to the Integration Costs as the Stockholder Representative may reasonably request for the purpose of reviewing the updated Integration Cost Schedule, provided, that, such access shall be in a manner that does not interfere with the business operations of Parent or the Surviving Corporation. If the Stockholder Representative disputes whether an expense was incurred by the Surviving Corporation or its Affiliates or was an Integration Cost, such dispute shall be resolved in accordance with the provisions of Section 2.16(c)(iii), (iv) and (v), as if (i) the disputed amount were the Disputed Amount, (ii) the amount or eligibility of disputed expense were substituted for the definition of Post-Closing Adjustment, and (iii) the definition of Integration Costs were substituted for the definition of Accounting Principles. If the Stockholder Representative fails to deliver a Statement of Objections during the Review Period, then the Stockholder Representative shall be deemed to have consented to Parent’s determination of the actual amount of Integration Costs. Following resolution of the actual amount of Integration Costs in accordance with this Section 2.18(c): (x) if the Integration Costs do not exceed the Integration Cost Target, then Parent and the Stockholder Representative shall promptly, but in any event within three (3) Business Days of such determination, jointly instruct the Escrow Agent to disburse (A) 50% of the Integration Cost

Escrow Funds to the Surviving Corporation to be used for payment to the participants in the Management Bonus Plan in accordance with the terms thereof, (B) 50% of the Integration Cost Escrow Funds, less the employer portion of Taxes (including amounts under FICA, Medicare or other Laws) owed by the Surviving Corporation with respect to the amounts payable pursuant to the Management Bonus Plan in accordance with the foregoing clause (A), to the Distribution Agent for further payment to the Priority Preferred Stockholders in accordance with their Pro Rata Shares of such amount, and (C) to the Surviving Corporation, the amount deducted from the foregoing clause (B) for the employer portion of Taxes as therein described; or (y) if the Integration Costs exceed the Integration Cost Target, then Parent and the Stockholder Representative shall promptly, but in any event within three (3) Business Days of such determination, jointly instruct the Escrow Agent to disburse to (A) Parent, solely from and only to the extent of the Integration Cost Escrow Funds, the amount of such excess, and to the extent any Integration Cost Escrow Funds remain following payment of any such excess, (B) (x) 50% of such remaining Integration Cost Escrow Funds to the Surviving Corporation to be used for payment to the participants in the Management Bonus Plan in accordance with the terms thereof, (y) 50% of such remaining Integration Cost Escrow Funds, less the employer portion of Taxes (including amounts under FICA, Medicare or other Laws) owed by the Surviving Corporation with respect to the amounts payable pursuant to the Management Bonus Plan in accordance with the foregoing clause (x), to the Distribution Agent for further payment to the Priority Preferred Stockholders in accordance with their Pro Rata Shares of such amount, and (z) to the Surviving Corporation, the amount deducted from the foregoing clause (y) for the employer portion of Taxes as therein described.
(d)    The sole and exclusive remedy of Parent and its Affiliates for reimbursement in respect of any Excess Integration Costs shall be to seek recovery from the Integration Cost Escrow Funds in accordance with this Section 2.18; provided, that, the foregoing limitation shall not prohibit any Parent Indemnitee from exercising any of its rights under Article VII, except to the extent of any indemnifiable Losses actually recovered by Parent or any of its Affiliates from the Integration Cost Escrow Funds.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent, as of the Effective Time, as set forth in this Article III. Notwithstanding the fact that each disclosure set forth in these Disclosure Schedules is identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of the Agreement, each such disclosure shall be deemed to be a disclosure made against each other section or subsection of the Agreement if, and only if, it is reasonably apparent without further inquiry or investigation and without reference to any imputed or actual knowledge of Parent on the face of such disclosure that such disclosure is applicable to such other section or subsection of the Agreement, irrespective of whether such other section or subsection is explicitly referred to in such disclosure.
Section 3.01    Organization and Qualification of the Acquired Companies.
Each of the Acquired Companies is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which any Acquired Company is licensed or qualified to do business, and each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except in each case as would not result in a Material Adverse Effect.
Section 3.02    Authority; Board Approval.

(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Stockholders holding (i) a majority of the outstanding Common Stock and Preferred Stock voting together as a single class, (ii) a majority of the outstanding Preferred Stock voting as a single class, and (iii) a majority of the outstanding Common Stock voting as a single class (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any Acquired Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which any Acquired Company is or will be a party has been duly executed and delivered by such Acquired Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Acquired Company, enforceable against it in accordance with its terms.
(b)    The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.
Section 3.03    No Conflicts; Consents.
The execution, delivery and performance by the Company of this Agreement and by any Acquired Company of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”) or any Acquired Company; (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Acquired Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of its properties or assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any Acquired Company; or (iv) result in the creation or imposition of any Encumbrance on any property or asset of any Acquired Company, except in each case as would not result in a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.
Section 3.04    Capitalization; Consideration Spreadsheet.
(a)    The authorized Capital Stock of the Company consists of 450,000,000 shares of Common Stock and 258,103,000 shares of Preferred Stock, of which 32,504,514 shares of Common Stock and 216,092,280 shares of Preferred Stock are issued and outstanding as of the close of business on the date of this Agreement. Section 3.04(a) of the Disclosure Schedules describes the authorized and outstanding capitalization of each Subsidiary.
(b)    Section 3.04(b) of the Disclosure Schedules set forth, as of the close of business on the date hereof, (i) the name of each Person that is the registered owner of any shares of Capital Stock and the class, series and number of shares of Capital Stock owned by such Person and (ii) a list of all holders of outstanding Options, including the number of shares of Capital Stock subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with (x) all applicable Laws and (y) all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value per share of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or authorized compensation committee thereof actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.
(c)    Except as disclosed on Section 3.04(c) of the Disclosure Schedules and except for the Options granted pursuant to the 2004 Stock Plan of the Company, each of which will be canceled as of the Effective Time, (i) no subscription, warrant, option, convertible or exchangeable security, or other Equity Right of any Acquired Company is authorized or outstanding, and (ii) there is no commitment by any Acquired Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Acquired Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Capital Stock or any other equity security of any Acquired Company.
(d)    Except as disclosed on Section 3.04(d) of the Disclosure Schedules, all issued and outstanding shares of the capital stock of the Acquired Companies (including all shares of Capital Stock) are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive right created by statute, the Company Charter Documents or any agreement to which any Acquired Company is a party; and (iii) free of any Encumbrance created by any Acquired Company in respect thereof. All issued and outstanding shares of the capital stock of the Acquired Companies (including all shares of Capital Stock), all Options and all Equity Rights were issued in compliance with all applicable Laws.
(e)    Except as disclosed on Section 3.04(e) of the Disclosure Schedules, no outstanding share of Capital Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Acquired Company or any of its securities.

(f)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Acquired Companies were undertaken in compliance with the applicable charter documents then in effect, any agreement to which any Acquired Company then was a party and in compliance with all applicable Laws.
(g)    The Consideration Spreadsheet is accurate and complete in all respects, and the distribution of the Merger Consideration to the Stockholders as set forth therein is in full compliance with the Company Charter Documents in all respects.
(h)    The Company has taken all steps, including the timely provision of all notices, as required to cause each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, to be cancelled in accordance with the terms of the Option.
(i)    The Company has taken all steps, including the timely provision of all notices, as required to cause each At the Effective Time, each Equity Right, other than Non-Terminating Rights, that is outstanding and unexercised immediately prior to the Effective Time, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub, the Company, to be cancelled in accordance with the terms of the Equity Right.
Section 3.05    No Subsidiaries.
Except as disclosed on Section 3.05 of the Disclosure Schedules, the Company does not own or control (directly or indirectly) any shares, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.
Section 3.06    Financial Statements.
Complete copies of the consolidated audited financial statements of the Company, consisting of the balance sheet of the Company and its consolidated Subsidiaries as at December 31 in each of the years 2014 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), the consolidated unaudited financial statements of the Company, consisting of the balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended and unaudited financial statements of the Company, consisting of the balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Acquired Companies, and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated. The balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.
Section 3.07    Undisclosed Liabilities.

Except as disclosed on Section 3.07 of the Disclosure Schedules, the Acquired Companies have no liabilities other than (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) contractual and other liabilities of a type not required to be reflected on a balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.
Section 3.08    Absence of Certain Changes, Events and Conditions.
Since the Balance Sheet Date, and other than (x) in the ordinary course of business consistent with past practice or (y) the early repayment of Indebtedness, there has not been, with respect to any Acquired Company, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of the charter, by-laws or other organizational documents of the Acquired Company;
(c)    split, combination or reclassification of any equity securities of the Acquired Company;
(d)    issuance, sale or other disposition of any of any equity securities or grant of any option, warrant or other right to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities;
(e)    declaration or payment of any dividend or distribution on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)    material change in any method of accounting or accounting practice of the Acquired Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)    material change in the Acquired Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;
(i)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
(j)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;
(k)    damage, destruction or loss (whether or not covered by insurance) to its property;
(l)    capital investment in, or any loan to, any other Person;
(m)    acceleration, termination, material modification to or cancellation of any Material Contract;

(n)    material capital expenditure;
(o)    imposition of any Encumbrance upon any of the Acquired Company’s properties, capital stock or assets, tangible or intangible;
(p)    (i) grant of any bonus, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the material terms of employment for any employee or any termination of any employees, for which the aggregate costs and expenses exceed $75,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(q)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(r)    loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees, in each case, other than in connection with the incurrence of reimbursable expenses consistent with corporate policy;
(s)    entry into a new line of business or abandonment or discontinuance of any existing line of business;
(t)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, except for the Merger;
(u)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(v)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(w)    action by any Acquired Company to make, change or rescind any material Tax election or amend any Tax Return; or
(x)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Acquired Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10 of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):
(i)    each Contract of any Acquired Company involving (A) minimum aggregate consideration in excess of $100,000, or (B) under which the Acquired Company paid or received in excess of $100,000, in each case, during the year ended December 31, 2015 or the portion of 2016 up through the date hereof, in each case, other than a Benefit Plan;
(ii)    all Contracts that require any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)    all Contracts that provide for the indemnification by any Acquired Company of any Person (other than customary indemnification provisions in customer and vendor agreements) or the assumption of any environmental or other liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition by any Acquired Company of any business, stock or real property, and all Contracts that relate to the acquisition or disposition by any Acquired Company of any other assets for more than $25,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Acquired Company is a party;
(vi)    all employment agreements and Contracts with independent contractors or consultants (other than offer letters that provide for termination at-will and do not include severance or termination obligations and the Company’s law firms, accounting firms or investment banking firms) to which any Acquired Company is a party and which are still in effect;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of any Acquired Company;
(viii)    all Contracts with any Governmental Authority (other than any hospital or other healthcare provider) to which any Acquired Company is a party (“Government Contracts”);
(ix)    all Contracts that limit or purport to limit the ability of any Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    any Contracts to which any Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by any Acquired Company;
(xi)    all collective bargaining agreements or Contracts with any Union to which any Acquired Company is a party;
(xii)    contracts continuing over a period of more than one year from the date thereof that are not terminable by any Acquired Company upon thirty (30) or fewer days’ notice without penalty, other than a Benefit Plan;
(xiii)    powers of attorney executed on behalf of any Acquired Company; and
(xiv)    any other Contract that is material to any Acquired Company involving aggregate consideration in excess of $100,000 and not previously disclosed pursuant to this Section 3.09.
(b)    Each Material Contract is valid and binding on the respective Acquired Company in accordance with its terms and is in full force and effect. Neither the respective Acquired Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or, except as otherwise expressly provided for in this Agreement, has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material

Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.10    Title to Assets; Real Property.
(a)    No Acquired Company owns any land, building, structure, easement or other right or interest appurtenant thereto (including air, oil, gas, mineral and water rights) (“Real Property”).
(b)    Section 3.10(b) of the Disclosure Schedules sets forth a list of all leases of Real Property (including all amendments, guaranties and other agreements with respect thereto) to which any Acquired Company is a party (such property, the “Leased Real Property”), the address of each parcel of Leased Real Property, the current annualized rent payment thereunder (including any property tax or other obligations determined by formula, which may be set forth at the amount actual paid in 2015) and the expiration date of the applicable lease. Except as set forth in Section 3.10(b) of the Disclosure Schedules, with respect to each of such leases, (A) such lease is legal, valid, binding and enforceable against any Acquired Company, and is in full force and effect; (B) the respective Acquired Company has good and valid title to, or a valid leasehold interest in all Leased Real Property; (C) neither the Acquired Company nor, to the Company’s Knowledge, any other party to such lease, is in material breach or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination or modification of, or acceleration of rent under, such lease; and (D) all Leased Real Property is free and clear of Liens except for Permitted Encumbrances.
(c)    The Company has delivered or made available to Parent true, complete and correct copies of any leases or other Contracts affecting the Leased Real Property. No Acquired Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Acquired Companies’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than an Acquired Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
(d)    The Leased Real Property comprises all of the Real Property used in, or otherwise related to, the Acquired Companies’ businesses; and no Acquired Company is a party to any agreement or option to purchase any Real Property or interest therein.
Section 3.11    Title to Assets; Condition And Sufficiency of Assets.
The Acquired Companies own or have a valid right to use their property and assets free and clear of all Liens, except for Permitted Encumbrances. With respect to the property and assets they lease, the Acquired Companies are in compliance with such leases and hold a valid leasehold interest. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Acquired Company, together with all other properties and assets of the Acquired Companies, are sufficient for the continued conduct of the Acquired Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Acquired Companies as currently conducted.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedules sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete list of all Company IP Registrations. In addition, Section 3.12(a) of the Disclosure Schedules briefly identifies Company Intellectual Property, including software, that are not registered but that are material to the Acquired Companies business or operations. All required filings and fees related to the Company IP Registrations, which have a due date prior to the Closing, have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing (except where any of the Acquired Companies has, in its reasonable business judgment and with Parent’s prior written consent, decided to cancel, abandon, allow to lapse or not renew such Company IP Registrations and such Company IP Registrations are listed as Intentionally Lapsed Registrations on Section 3.12(a) of the Disclosure Schedules). The Company has provided Parent with physical access to true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.
(b)    Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements other than Off-the-Shelf Agreements. The Company has provided Parent with access to true and complete copies of all such Company IP Agreements other than Off-the-Shelf Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the respective Acquired Company in accordance with its terms and is in full force and effect. Neither the respective Acquired Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.
(c)    The Acquired Companies are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Acquired Companies’ current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. For the avoidance of doubt, the foregoing is not a representation or warranty regarding infringement of third party Intellectual Property and such representation and warranty is set forth exclusively in clause (f) below. Without limiting the generality of the foregoing, an Acquired Company has entered into binding, written agreements, substantially in the forms made available to Parent, with every current and former employee and independent contractor involved in the creation or development of any Intellectual Property for or on behalf of any Acquired Company, whereby such employees and independent contractors (i) assign to the respective Acquired Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the respective Acquired Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent access to true and complete copies of all such agreements.
(d)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Acquired Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Acquired Companies’ business or operations as currently conducted.
(e)    The Acquired Companies’ rights in the Company IP Registrations (excluding any applications therefor) are valid, subsisting and enforceable. The Acquired Companies have taken all reasonable steps to maintain, protect and preserve the confidentiality of all trade secrets included in the

Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(f)    Except as disclosed on Section 3.12(f) of the Disclosure Schedules, the conduct of the Acquired Companies’ business as currently and formerly conducted, and the products, processes and services of the Acquired Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not currently infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.
(g)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending, threatened in writing (including in the form of offers to obtain a license), or to the Knowledge of the Company orally threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Acquired Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or an Acquired Company’s rights with respect to any Company Intellectual Property; or (iii) by an Acquired Company alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. No Acquired Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.
(h)    Section 3.12(b) of the Disclosure Schedule sets forth all software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Acquired Companies in the conduct of its current business. None of the Open Source Materials creates, or purports to create, obligations for the Parent or any Acquired Companies with respect to grant to any third party, any rights or immunities under any Company Intellectual Property (including by requirement, as a condition of use, modification or distribution of the Open Source Materials that other software incorporated into, derived from or distributed with the Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).
Section 3.13    Inventory. Except as disclosed on Section 3.13 of the Disclosure Schedules, all inventory of the Acquired Companies, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis.
Section 3.14    Accounts Receivable; Accounts Payable.
(a)    The accounts receivable reflected on the Interim Balance Sheet, and all other accounts receivable of the Acquired Companies that have arisen from the Interim Balance Sheet Date and prior to the Closing Date, (i) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Acquired Companies, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Acquired Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
(b)    Since the Balance Sheet Date, the Acquired Companies have satisfied, paid and discharged all of their accounts payable and other current liabilities in a timely manner and in accordance with their respective terms of payment, except (i) for current accounts payable which are not yet delinquent and are properly accounted for in the Financial Statements in accordance with GAAP, consistently applied and (ii) accounts payable that are the subject of any bona fide dispute. Any and all such bona fide disputes that are currently unresolved are described on Section 3.14(b) of the Disclosure Schedules.
Section 3.15    Customers and Suppliers.
(a)    Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer that was one of the twenty (20) largest sources of revenue to the Acquired Companies, based on amounts received, for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. No Acquired Company has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with an Acquired Company.
(b)    Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier that was one of the twenty (20) largest suppliers of goods or services to the Acquired Companies, based on amounts paid, for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. No Acquired Company has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to an Acquired Company or to otherwise terminate or materially reduce its relationship with an Acquired Company.
Section 3.16    Insurance.
Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by an Acquired Company and relating to the assets, business, operations, employees, officers and directors of the Acquired Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. No Acquired Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Acquired Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Acquired Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Acquired Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies and are sufficient for compliance with all applicable Laws and Contracts to which any Acquired Company is a party or by which it is bound.
Section 3.17    Legal Proceedings; Governmental Orders.

(a)    Except as disclosed on Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by any Acquired Company affecting any of its properties or assets; or (ii) against or by any Acquired Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no circumstances currently exist that would reasonably give rise to, or serve as a basis for, any such Action.
(b)    Except as disclosed on Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of its properties or assets. The Acquired Companies are in compliance with the terms of each Governmental Order applicable to any Acquired Company. To the Company’s Knowledge, no event has occurred or circumstances exist that are likely to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 3.18    Compliance With Laws; Permits.
(a)    Except as set forth in Section 3.18(a) of the Disclosure Schedules, each of the Acquired Companies has since September 30, 2011, in all material respects, complied, and is now complying, with all Laws applicable to it or its business, properties or assets. To the Company’s Knowledge, except as set forth in Section 3.18(a) of the Disclosure Schedules, each of the Acquired Companies has at all times prior to September 30, 2011, in all material respects, complied with all Laws applicable to it or its business, properties or assets.
(b)    All Permits required for the Acquired Companies to conduct their business in compliance with Law have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to any Acquired Company, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or material limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.
Section 3.19    Environmental Matters.
(a)    Except as set forth on Section 3.19 of the Disclosure Schedules, the Acquired Companies are currently, and for the past seven (7) years have been, in material compliance with all Environmental Laws and have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The Acquired Companies have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of any Acquired Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and no Acquired Company is aware of any condition, event or circumstance that would be reasonably expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Acquired Companies as currently carried out.
(c)    No real property currently or formerly owned, operated or leased by any Acquired Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    To the Company’s Knowledge, there has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Acquired

Company or any real property currently or formerly owned, operated or leased by any Acquired Company, and no Acquired Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Acquired Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Acquired Company.
(e)    Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Acquired Company during the last seven (7) years.
(f)    The Acquired Companies have not sent any Hazardous Materials off-site for disposal or otherwise arranged, by contract or otherwise, for treatment, storage, or disposal of Hazardous Materials at a location other than that owned by or operated by the Acquired Companies.
(g)    No Acquired Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)    The Company has provided or otherwise made available to Parent and has listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Acquired Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Acquired Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(i)    The Acquired Companies own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(i) of the Disclosure Schedules) and no Acquired Company has entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. No Acquired Company is aware of any condition, event or circumstance that would be reasonably expected to prevent, impede or materially increase the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.
(j)    This Section 3.19 contains the sole representations and warranties of the Company with respect to the subject matter set forth therein.
Section 3.20    Employee Benefit Matters.
(a)    Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, group health, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Acquired Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any of the Acquired Companies or any spouse or dependent of such individual, and under which any Acquired Company has or may have any liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, not including, for the avoidance of doubt, contributions, payments and benefits under mandatory Law, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any of the Acquired Companies primarily for the benefit of employees outside of the United States (not including, for the avoidance of doubt, contributions, payments and benefits under mandatory Law, a “Non-U.S. Benefit Plan”).
(b)    With respect to each material Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following, to the extend applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all material amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and material contracts, material administration agreements and similar material agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of the current summary plan descriptions, subsequent summaries of material modifications, employee handbooks and any other material written communications relating to the Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service relating to the plan; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) any material actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of all material notices, material letters or other material correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)    Each Benefit Plan and any related trust has been established, administered and maintained in all material respects (i) in accordance with its terms and (ii) in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter or advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified in form and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Acquired Company or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all material benefits, contributions and premiums payable by the Acquired Companies under or with respect to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all material benefits accrued but not yet payable under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable accounting and actuarial assumptions.
(d)    Except as set forth in Section 3.20(h) of the Disclosure Schedules, no Acquired Company or any of its ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any material unpaid liability under ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans, in each case, as a result of non-compliance therewith;
(e)    No Acquired Company or any of its ERISA Affiliates has, within the past six (6) years, maintained, sponsored, contributed to or incurred any liability or potential liability under any (i)

“multiemployer plan” as defined in Section 3(37) of ERISA (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) other pension plan subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA.
(f)    Except as set forth in Section 3.20(h) of the Disclosure Schedules, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without any material liability to Parent, any Acquired Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Except as otherwise provided for in this Agreement, no Acquired Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)    Other than as required under Section 601 et. seq. of ERISA or other analogous Law and except as set forth in Section 3.20(h) of the Disclosure Schedules, no Benefit Plan provides post-termination or retiree health or other welfare benefits to any individual for any reason, and none of the Acquired Companies has any liability to provide post-termination or retiree health or other welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health or other welfare benefits.
(h)    Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)    There has been no amendment to, announcement by any of the Acquired Companies relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Except as otherwise provided for in this Agreement, none of the Acquired Companies has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.
(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with (i) its terms and (ii) the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Acquired Companies has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Section 409A of the Code or for any other Taxes.
(k)    Each individual who is classified by an Acquired Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l)    Except (i) as set forth in Section 3.20(k) of the Disclosure Schedules, (ii) required by applicable Law or (iii) as otherwise provided for in this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any of the Acquired Companies to severance pay or any other material payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any of the Acquired Companies to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(m)    The Company Board has adopted resolutions and appropriate amendments to the Company’s 401(k) plan, in form reasonably acceptable to Parent, terminating the Company’s 401(k) plan immediately prior to Closing, with the 401(k) plan’s assets to be distributed and its affairs wound-up by the Surviving Corporation following the Closing.
(n)    This Section 3.20 and Section 3.04 contain the sole representations and warranties of the Company with respect to the subject matter set forth therein.
Section 3.21    Employment Matters.
(a)    Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants (each not including, for the avoidance of doubt, the Company’s law firms, accounting firms or investment banking firms) of any Acquired Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) current target annual commission, bonus or other incentive-based compensation; provided, that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Section 3.21(a) shall provide such information in aggregated or de-identified form in compliance with applicable Laws. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, each of the Acquired Companies has paid in full all compensation, including wages, commissions and bonuses, due and payable as of the date hereof to its employees (other than amounts accrued in full on the balance sheet contained in the Closing Statement).
(b)    Except as set forth on Section 3.21(b) of the Disclosure Schedules, (i) no Acquired Company is, or has been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), (ii) there is not, and has not been for the past three years, any Union representing or, to the Company’s Knowledge purporting to represent, any employee of any Acquired Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, (iii) there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Acquired Company or any of its employees and (iv) no Acquired Company has any duty to bargain with any Union.
(c)    The Acquired Companies are and since September 30, 2011 have been in material compliance with all applicable Laws pertaining to employment and employment practices, including, without limitation, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, federal or state OSHA obligations, whistleblower protection, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any Acquired Company as independent contractors or consultants are properly classified and treated as independent contractors under all applicable Laws. The Company has analyzed and has properly classified all employees of the Acquired Companies as either exempt or non-exempt under the Fair Labor Standards Act and any applicable state and local laws and otherwise has complied with all requirements relating to the calculation of hours worked and the payment of overtime. Except as set forth in Section 3.21(b) of the Disclosure Schedules there are no Actions against any Acquired Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator by or on behalf of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of any Acquired Company relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable Laws.
(d)    The Acquired Companies have complied with the WARN Act since September 30, 2011.
(e)    With respect to each Government Contract, the Acquired Companies are and since September 30, 2011 have been in material compliance, to the extent applicable, with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Acquired Companies maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. To the Company’s Knowledge, no Acquired Company is, and no Acquired Company has been since September 30, 2011, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. No Acquired Company has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor since September 30, 2011.
(f)    Section 3.21(f) of the Disclosure Schedules contains a list of all individuals who will receive any payments under the Employee Bonus Plan or the Management Bonus Plan, including the estimated amount of such payment as of the Closing Date.
Section 3.22    Taxes.
Except as set forth in Section 3.22 of the Disclosure Schedules:
(a)    All federal, state, or other income Tax Returns, all federal employment Tax Returns, all sales or value added Tax Returns and all other material Tax Returns required to be filed on or before the Closing Date by each of the Acquired Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each of the Acquired Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    Each of the Acquired Companies has withheld and paid each Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, lender or other party, and each Acquired Company is in material compliance with all information reporting and backup withholding provisions of applicable Law.
(c)    No written claim has been made by any taxing authority in any jurisdiction where any of the Acquired Companies does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations are currently in force or have been requested with respect to any Taxes of any of the Acquired Companies.
(e)    The amount of any unpaid Taxes of the Acquired Companies for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Interim Financial Statements. The amount of any unpaid Taxes of the Acquired Companies for all periods following the Interim Balance Sheet Date shall not, in the aggregate, exceed the amount of required accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

(f)    Section 3.22(f) of the Disclosure Schedules sets forth:
(i)    the taxable years of the Acquired Companies for which the applicable statutes of limitations relating to the assessment and collection of federal, state and other income Taxes have not yet expired;
(ii)    those taxable years for which any examinations by any taxing authorities have been completed; and
(iii)    those taxable years for which any examinations by taxing authorities are presently being conducted.
(g)    Except as disclosed on Section 3.22(g) of the Disclosure Schedules, all deficiencies asserted, or assessments made, against the any of the Acquired Companies as a result of any examinations by any taxing authority have been fully settled, resolved, or otherwise paid.
(h)    No Acquired Company is currently a party to any Action by any taxing authority. No taxing authority has stated in writing that it intends to initiate a future Action against any Acquired Company in respect of Taxes.
(i)    The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns of, and examination reports and statements of deficiencies assessed against, or agreed to by, each of the Acquired Companies for all Tax periods ending after December 31, 2010.
(j)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any of the Acquired Companies.
(k)    No Acquired Company is a party to, or bound by, any Tax Sharing Agreement.
(l)    Except as disclosed on Section 3.22(l) of the Disclosure Schedules, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Acquired Companies.
(m)    No Acquired Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than any Tax group of which the Company either was or is the common parent. No Acquired Company has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or as a transferee or successor, or by reason of any contract, including a Tax Sharing Agreement or similar agreement.
(n)    No Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    a prepaid amount received on or before the Closing Date;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)    any election under Section 108(i) of the Code.
(o)    No Acquired Company is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.
(p)    No Acquired Company has been a “distributing corporation” in connection with a distribution described in Section 355 of the Code.
(q)    No Acquired Company is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(r)    No Subsidiary is or has been a “passive foreign investment company” within the meaning of Code Section 1297.
(s)    Section 3.22(s) of the Disclosure Schedules sets forth for each Acquired Company all jurisdictions outside the United States in which the Acquired Company is subject to Tax, is engaged in business or has a permanent establishment. No Acquired Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 or transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.
(t)    Section 3.04(b), Section 3.06, Section 3.20, Section 3.21(e) and this Section 3.22 contain the sole representations and warranties of the Company with respect to the subject matter set forth therein, and no representations or warranties are being made as to the current amount or potential future availability of any net operating losses or any other tax attributes of any kind.
Section 3.23    Product Regulatory Review.
With respect to each of the products of the Acquired Companies subject to oversight by the United States Food and Drug Administration (“FDA”) or corresponding regulatory authorities in other jurisdictions, including those products that are or have been under research and/or development by the Acquired Companies:
(a)    Except as disclosed on Section 3.23(a) of the Disclosure Schedules, to the Company’s Knowledge, all products are being and have been researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act and similar Laws and regulations applicable to such products, including for jurisdictions in which the Acquired Companies are conducting or preparing to conduct business related to such products, those laws and regulations enacted by any other federal, state or foreign Governmental Authority relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, promotion, record keeping, filing of reports and security.
(b)    Except as disclosed on Section 3.23(b) of the Disclosure Schedules, no Acquired Company has received any notice or other communication from the FDA or any other federal, state or foreign Governmental Authority where the Acquired Companies are conducting business related to such products (i) contesting the premarket approval of, the uses of or the labeling and promotion of any such product or (ii) otherwise alleging any violation by any Acquired Company of any Law, regulation or other legal provision applicable to any such product which would significantly impact the marketing of such products.
(c)    To the Company’s Knowledge, no Acquired Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign Governmental Authority performing similar functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign Governmental Authority.
(d)    Except as set forth in Section 3.23(d) of the Disclosure Schedules, to the Company’s Knowledge, the Acquired Companies have all approvals, clearances, authorizations, licenses or registrations required by the FDA or other Governmental Authority to permit the activities (including pre-clinical testing) undertaken by the Company (the “Activities to Date”) in any jurisdiction where any Acquired Company currently conducts or in the past seven (7) years has conducted such activities. To the Company’s Knowledge, the Acquired Companies are in compliance with all applicable Laws, rules and regulations pertaining to the Activities to Date.
(e)    To the Company’s Knowledge, the studies, non-clinical laboratory studies, tests, preclinical trials, and clinical trials conducted by or on behalf of, or (if applicable) sponsored by, any Acquired Company respects were and, to the extent still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, standard medical and accepted professional scientific research procedures and standards and the requirements of the FDA and all applicable Governmental Authorities. No Acquired Company has received any notice or correspondence from the FDA or any other Governmental Authority exercising comparable authority requiring the termination, suspension or material modification of any such study, test or trial. The Company has no Knowledge of any other validated study or test the results of which call into question the safety and efficacy results of the above referenced tests. The Acquired Companies have operated and currently are in compliance with all applicable rules and regulations of the FDA (and all other applicable Governmental Authorities with oversight over similar activities), and no Acquired Company has received any notice or other correspondence from the FDA or any other Governmental Authority requiring the termination, suspension or modification of any of the above referenced feasibility, preclinical or clinical studies or tests.
Section 3.24    FCPA Compliance; No Unlawful Payments; Payment Transparency.
Except as disclosed on Section 3.24 of the Disclosure Schedules, since September 30, 2011, no Acquired Company nor, to the Knowledge of the Company, any manager, officer, agent, employee or affiliate or any other Person acting on behalf of any Acquired Company has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or the U.S. Anti-Kickback Statute (42 USC § 1320a-7b(b)) or any other similar Law; (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of what form, whether in money, property, or services; or (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. The Acquired Companies are in material compliance with the applicable “sunshine provisions” of the Patient Protection and Affordable Health Care Act, and with applicable, territorial equivalent payment transparency Laws issued, enacted or promulgated by any Governmental Authority.
Section 3.25    Compliance with Economic Sanctions Laws.
(a)    Each Acquired Company is and, for the past three (3) years has been, in material compliance with all Laws (i) administered by the Office of Foreign Assets Control (“OFAC”), (ii) administered by any other Governmental Authority imposing economic sanctions and trade embargoes against designated countries and Persons, or (iii) otherwise relating to import and export control applicable to the activities of each Acquired Company (collectively, “Economic Sanctions Laws”).
(b)    Neither any Acquired Company nor, to the Company’s Knowledge, any director, officer or equivalent of Acquired Company (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Economic Sanction Laws (such lists are collectively referred to as the “Lists”), (ii) is a Person that has been determined by applicable Governmental Authority to be subject to the prohibitions contained in OFAC or any other Economic Sanctions Laws, or (iii) is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person that has been determined by applicable Governmental Authority to be subject to the prohibitions contained in OFAC or any other Economic Sanctions Laws.
Section 3.26    Compliance with Privacy Laws.
(a)    The collection, use and retention of the Personal Information by the Acquired Companies, and the transfer of the Personal Information by the Acquired Companies to Parent as a result of the Merger comply with all Privacy Laws and are consistent with each Acquired Company’s own Privacy Statements. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, each Acquired Company is and has been in compliance with all applicable Privacy Laws and the requirements of any contract or codes of conduct to which the Acquired Company is subject or a party. Each Acquired Company has used commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each Acquired Company is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.
(b)    There are no Actions pending, ongoing, or to the Company’s Knowledge, threatened with respect to any Acquired Company’s collection, use, disclosure or retention of the Personal Information.
(c)    Except as disclosed on Section 3.26(c) of the Disclosure Schedules, no decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring any Acquired Company to take (or refrain from taking) any action with respect to the Personal Information.
Section 3.27    Books and Records.
The minute books and stock record books of each Acquired Company, all of which have been made available to Parent, are complete and correct in all material respects. The minute books of each Acquired Company contain accurate and complete records of all meetings, and actions taken by written consent of, the equity holders, Board of Directors or equivalent body, committees of such Board of Directors or equivalent body, and no meeting, or action taken by written consent, of any such equityholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Surviving Corporation.
Section 3.28    Related Party Transactions.
No executive officer or director of any Acquired Company or any person owning 5% or of the Capital Stock (or any of such person’s immediate family members or Affiliates) is a party to any Contract with or binding upon any Acquired Company or any of its assets, rights or properties or has any interest in any property owned by any Acquired Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, other than offers letters, employment arrangements and other customary compensation arrangements, which are, to the extent required by Section 3.09, disclosed in Section 3.09 of the Disclosure Schedule.
Section 3.29    Brokers.
Except for Piper Jaffray & Co. and Oxford Finance LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Acquired Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company, as of the Effective Time, as follows:
Section 4.01    Organization and Authority of Parent and Merger Sub.
Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.
Section 4.02    No Conflicts; Consents.
The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, and no other vote of the holders of any class or series of capital stock of Parent or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.
Section 4.03    No Prior Merger Sub Operations.
Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities or incurred any liabilities or obligations except as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time will be, owned by Parent.
Section 4.04    Brokers.

Except for Canaccord Genuity, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05    Legal Proceedings.
There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates, the adverse outcome or effect of which would, individually or in the aggregate, would prevent, enjoin or otherwise delay, or that challenges or seeks to prevent, enjoin or otherwise delay, the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE V

COVENANTS
Section 5.01    Stockholders Consent.
(a)    On the Closing Date, the Company shall obtain the Requisite Company Vote pursuant to written consents of the Stockholders in substantially the form attached hereto as Exhibit I (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation and all other materials required by the DGCL. Promptly following receipt of the Written Consent, on the Closing Date, the Company shall deliver a copy of such Written Consent to Parent.
(b)    The Company has prepared and delivered to Parent a notice (the “Stockholder Notice”) to be sent to every Stockholder that did not execute the Written Consent. The Stockholder Notice (i) includes a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provides the Stockholders to whom it will be sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notifies such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL, to the extent not previously waived. The Stockholder Notice includes therewith a copy of Section 262 of Delaware Law and all such other information as Parent reasonably requested, and is sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Capital Stock as contemplated by Section 262(d)(2) of the DGCL.
(c)    Promptly following the Closing Date, Parent or the Surviving Corporation shall deliver, or cause to be delivered, the Stockholder Notice to each Stockholder that did not execute the Written Consent at the addresses of each such Stockholder set forth in the Consideration Spreadsheet.
Section 5.02    Public Announcements.
For a period of twenty (20) days following the Closing, Parent shall give the Stockholder Representative a reasonable opportunity to review and comment prior to making any press release or public announcement relating to the existence or the subject matter of this Agreement. Except as otherwise required by Law, the Priority Preferred Stockholders shall not issue any press release or make any public announcement relating to the existence or the subject matter of this Agreement, and shall keep the existence of this Agreement and its terms confidential, until after July 6, 2016; provided, that, any such press releases or public announcements made after such date shall include only factually accurate information.

Section 5.03    Director and Officer Liability and Indemnification.
(a)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by each Acquired Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, managing member, manager, director or equivalent Person of any Acquired Company (each, a “D&O Indemnified Party”) as provided in the Organizational Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 3.09 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b)    For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in their respective certificate of incorporation, by-laws or other organizational documents (collectively, the “Organizational Documents”) relating to the indemnification, exculpation or advancement of expenses of any D&O Indemnified Parties (unless required by applicable Law), it being the intent of the parties that the officers, managing members, managers, directors and equivalent Persons of the Company and its Subsidiaries and any other person who is entitled to indemnification under the Organizational Documents of the Company and its Subsidiaries as of the date of this Agreement, as applicable, that are no less favorable in the aggregate than the relevant provisions in place in such Organizational Documents as applicable immediately prior to the Closing, and shall continue to be entitled to such exculpation and indemnification to the full extent of applicable Law.
(c)    Effective as of the Closing, the Acquired Companies have obtained “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties as the Acquired Companies’ existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(d)    In the event that Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 5.03.
Section 5.04    Documents and Information. Parent and the Surviving Corporation shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Acquired Companies in existence on the Closing Date and make the same available for inspection and copying by the Stockholder Representative (at the Stockholder Representative’s own expense) solely for bona fide reporting and compliance purposes during normal business hours of Parent and the Surviving Corporation, upon reasonable request and reasonable notice.

ARTICLE VI

TAX MATTERS
Section 6.01    Tax Covenants.
(a)    Without the prior written consent of Parent, prior to the Closing, the Acquired Companies shall not make, change or rescind any Tax election, or amend any Tax Return, or otherwise take any action, that would have the effect of materially increasing the Tax liability of Parent or the Acquired Companies in respect of any Post-Closing Tax Period other than elections made and actions taken that are consistent with the past Tax accounting and reporting practices of the Acquired Companies.
(b)    All transfer, documentary, sales, use, or stamp taxes, and any other similar Taxes imposed in connection with the transfer of shares of Capital Stock pursuant to this Agreement and the Ancillary Documents shall be borne and paid by the applicable Stockholder to which such Taxes relate when due. The Person(s) required to do so by applicable Law shall timely file any Tax Return or other document with respect to such Taxes, as necessary or appropriate (and Parent shall cooperate with respect thereto as necessary).
(c)    Parent shall not without the prior written consent of the Stockholder Representative (i) cause or permit any Acquired Company to take any action outside the ordinary course of business on the Closing Date if such action increases the Taxes for which Stockholders are responsible under this Article VI or (ii) make any election under Code Sections 336(e) or 338, or under any similar provisions of state or local or other applicable Tax Laws, with respect to the transaction contemplated by this Agreement.
Section 6.02    Tax Returns.
(a)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any of the Acquired Companies after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if such Tax Return may give rise to a reimbursement or indemnification obligation on the part of the Priority Preferred Stockholders under Section 7.02, such Tax Return shall be submitted by Parent to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least sixty (60) days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within thirty (30) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If the Stockholder Representative fails to object to such position within such thirty (30) day period, the Stockholder Representative shall be deemed to have agreed in writing to the position. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Priority Preferred Stockholders) in proportion to the relative level of conformity with the positions ultimately adopted by the Independent Accountant (such that if a party’s original proposed positions are the same as the positions ultimately adopted by the Independent Accountant, then such party shall bear no portion of the relevant costs, fees, and expenses). The preparation and filing of any Tax Return of any of the Acquired Companies that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall not amend any Tax Return with respect to a Pre-Closing Tax Period or Straddle Period, or otherwise take any position on any Tax Return (other than a position ultimately adopted by the Independent Accountant in accordance with this Section 6.02(a)) that may be reasonably expected to result in an indemnification obligation of the Priority Preferred Stockholders in respect of Indemnifiable Taxes under Section 7.02, without the prior written consent of the Stockholder Representative.
Section 6.03    Straddle Period.
In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the purchase, acquisition, sale, transfer or assignment of property, or (iii) required to be withheld or otherwise relating to payroll, deemed equal to, in each case, the amount which would be payable if the taxable year ended at the close of the Closing Date; and
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending through and including the Closing Date and the denominator of which is the number of days in the entire period.
Section 6.04    Contests.
Parent agrees to give written notice to the Stockholder Representative of the receipt after Closing of any written notice by any of the Acquired Companies, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to Article VII (a “Tax Claim”). The Stockholder Representative shall have the ability to elect to control the contest or resolution of any Tax Claim for which the Priority Preferred Stockholders may be liable for indemnification under Section 7.02; provided, however, that the Stockholder Representative shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent.
Section 6.05    Cooperation and Exchange of Information.
The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Section 6.05 or in connection with any audit or other proceeding in respect of Taxes of the Acquired Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date, the Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 6.06    Tax Treatment of Indemnification Payments.

Any indemnification payments pursuant to Article VII shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
ARTICLE VII

INDEMNIFICATION
Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date and shall expire at such time; provided, however, that (a) the Fundamental Representations and the representations and warranties contained in Section 3.19 (Environmental Matters) and Section 3.20 (Employee Benefit Matter) shall survive the Closing until thirty (30) days after expiration of the applicable statute of limitations and shall expire at such time and (b) the representations and warranties contained in Section 3.22 (Taxes) shall survive the Closing until thirty (30) days after the date on which no Tax Return for any Pre-Closing Tax Period may be audited under applicable United States federal law, but not later than the seven (7) year anniversary of the Closing Date, and shall expire at such time. All covenants and agreements of the parties contained herein shall survive the Closing until fully performed and shall expire when fully performed. Notwithstanding the foregoing, any claims asserted in good faith and in compliance with the requirements of this Agreement prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 7.01 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby.
Section 7.02    Indemnification of Parent Indemnitees. Subject to the other terms and conditions of this Article VII, each of Parent and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”), shall be indemnified, reimbursed and held harmless by the Priority Preferred Stockholders and pursuant to the R&W Insurance Policy for any and all Losses incurred or sustained by, or imposed upon any of them based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company (prior to the Effective Time) or by the Priority Preferred Stockholders or the Stockholder Representative pursuant to this Agreement;
(c)    any claim made by any Stockholder, any Optionholder, any Equity Rights Holder or any other alleged holder of any Capital Stock or rights to acquire Capital Stock relating to such Person’s rights with respect to the Merger Consideration or the calculations and determinations set forth on the Consideration Spreadsheet;
(d)    any amounts (including costs and attorneys’ fees) paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares and all costs, expenses and other Losses associated with any Actions or related correspondence, discussion, investigations or other matters associated therewith;
(e)    any Transaction Expenses or Indebtedness of any Acquired Company outstanding as of the Closing to the extent not paid or satisfied by any Acquired Company prior to the Closing, or if paid by

Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration or Adjusted Merger Consideration;
(f)    any Indemnifiable Taxes; or
(g)    any fraud in the inducement by the Company prior to the Closing in connection with the negotiation of the transactions contemplated by this Agreement.
Section 7.03    Indemnification of Stockholder Indemnitees. Subject to the other terms and conditions of this Article VII, each Priority Preferred Stockholder and its Affiliates and each of their respective Representatives (collectively, the “Stockholder Indemnitees”) shall be indemnified, reimbursed and held harmless by Parent for any and all Losses incurred or sustained by, or imposed upon any of them based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent, Merger Sub or (following the Effective Time) the Surviving Corporation pursuant to this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Surviving Corporation (in each case, after the Effective Time), Parent or Merger Sub pursuant to this Agreement.
Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)    The Parent Indemnitees shall not be entitled to recover any Losses pursuant to Section 7.02(a) (except in the case of Losses resulting from (i) breaches of the Fundamental Representations or (ii) fraud or intentional misrepresentation by the Company) until the aggregate amount of Losses that are indemnifiable pursuant to Section 7.02(a) exceed $975,000 (the “Deductible”), in which case the Parent Indemnitees shall only be entitled to recover Losses in excess of the Deductible;
(b)    The Stockholder Indemnitees shall not be entitled to recover any Losses pursuant to Section 7.03(a) (except in the case of Losses resulting from (i) breaches of the Fundamental Representations, (ii) fraud or intentional misrepresentation by Parent or Merger Sub or (iii) fraud or intentional misrepresentation by Surviving Corporation, but only with respect to actions taken by Surviving Corporation after the Effective Time) until the aggregate amount of Losses that are indemnifiable pursuant to Section 7.03(a) exceed the Deductible, in which case the Stockholder Indemnitees shall only be entitled to recover Losses in excess of the Deductible.
(c)     The Parent Indemnitees shall not be entitled to recover Losses pursuant to Section 7.02(a) (except in the case of Losses resulting from (i) breaches of the Fundamental Representations or (ii) fraud or intentional misrepresentation by the Company) which in the aggregate exceed the Indemnification Escrow Amount (the “Cap”); provided, however, that the aggregate amount of Losses which the Parent Indemnitees may be entitled to recover (x) pursuant to Section 7.02(a) resulting from breaches of the Fundamental Representations, (y) pursuant to Section 7.02(a) resulting from fraud or intentional misrepresentation by the Company, or (z) pursuant to Section 7.02(b), (c), (d), (e) or (f) shall not exceed the Enterprise Value.
(d)    No Priority Preferred Stockholder shall be liable hereunder for any Losses which in the aggregate exceed such Priority Preferred Stockholder’s Indemnification Obligation Pro Rata Share of the Merger Consideration.

(e)    For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty (other than those set forth in Section 3.06 or Section 3.08) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty.
Section 7.05    Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. For purposes of this Article VII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, then the Indemnifying Party is the Priority Preferred Stockholders, and any references to Indemnifying Party (except provisions relating to an obligation to make, or right to receive, payments) shall be deemed to refer to the Stockholder Representative acting on behalf of the Priority Preferred Stockholders, and (ii) if Parent comprises the Indemnifying Party, then the Indemnified Party is the Priority Preferred Stockholders, and any references to the Indemnified Party shall be deemed to refer to Stockholder Representative acting on behalf of the Priority Preferred Stockholders. Any payment due to the Priority Preferred Stockholders as the Indemnified Party shall be paid by Parent to the Distribution Agent for further distributions to the Priority Preferred Stockholder(s) in accordance with this Agreement and the Distribution Agent Agreement.
(a)    Third Party Claims. If any Indemnified Party receives notice (whether or not in writing) of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnified Party’s receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of its receipt of written notice of such Third Party Claim from the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that, if the Indemnifying Party is the Priority Preferred Stockholders, such Indemnifying Party shall not have the right to assume the defense of any Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Acquired Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of outside counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Section 7.05(a), or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party under this Agreement as to such Third Party Claim shall not exceed fees and costs incurred through such date and the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in (or upon terms substantially similar to) such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense thereof, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of facts or circumstances reasonably likely to give rise to such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such written notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to any Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.06    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Third Party Claim in respect of Taxes of any Acquired Company shall be governed exclusively by Section 6.04 hereof.
Section 7.07    Payments; R&W Insurance Policy; Indemnification Escrow Fund.
(a)    Once a Loss is agreed to by the Indemnifying Party, finally determined to be payable pursuant to this Article VII or is required to be paid pursuant to any Governmental Order, (i) if Parent is the Indemnifying Party, Parent shall make payment of the full amount of indemnifiable Losses to the Indemnified Party within five (5) Business Days of such determination by wire transfer of immediately available funds to the Indemnified Party, or (ii) if the Priority Preferred Stockholders are the Indemnifying

Party, then, subject to Section 7.07(b) and Section 7.07(c), within five (5) Business Days of such agreement, final determination or Governmental Order, the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to pay promptly the full amount of indemnifiable Losses to the Indemnified Party, up to the amount then remaining in the Indemnification Escrow Fund, by wire transfer of immediately available funds to the Indemnified Party.
(b)    Any Losses payable to a Parent Indemnitee pursuant to Section 7.02(a) (except in the case of Losses resulting from fraud or intentional misrepresentation by the Company) or Section 7.02(f) shall be satisfied: (i) first, from the Indemnification Escrow Fund, but only up to the R&W Insurance Policy Retention Amount, (ii) second, to the extent coverage is available under the R&W Insurance Policy, pursuant to the R&W Insurance Policy, up to the R&W Insurance Policy Coverage Limit, and (iii) finally, from the Indemnification Escrow Fund.
(c)    Any Losses payable to a Parent Indemnitee pursuant to Section 7.02(a) (but only in the case of Losses resulting from fraud or intentional misrepresentation by the Company), or pursuant to Section 7.02(b), (c), (d), (e) or (g), shall be satisfied: (i) first, from the amount then remaining in the Indemnification Escrow Fund, and (ii) finally, by the Priority Preferred Stockholders, severally but not jointly, in accordance with their respective Indemnification Obligation Pro Rata Share of the amount by which such Losses exceed the amount recovered pursuant to the foregoing clause (i).
(d)    On the eighteen (18) month anniversary of the Closing Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to pay any amounts remaining in the Indemnification Escrow Fund (less any amounts reserved in respect of pending claims for indemnification that were asserted prior to such date in accordance with this Article VII) to the Distribution Agent, for further distribution to the Priority Preferred Stockholders in accordance with their respective Pro Rata Shares of any such amount.
Section 7.08    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.
Section 7.09    Effect of Investigation; Mitigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives). Notwithstanding the foregoing, and to the extent required by applicable law, each of the parties shall take commercially reasonable steps to mitigate any of its Losses. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from any third party any Loss subject to indemnification hereunder without the prior written consent of the Indemnifying Party. Any Losses recoverable pursuant to this Article VII shall be reduced by any proceeds to which the Indemnified Party actually recovers from any insurer or other third party in respect of such Losses (including pursuant to the R&W Insurance Policy).
Section 7.10    Exclusive Remedies. The parties (other than the Stockholder Representative with respect to Section 8.01(c)) acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement) for any Losses resulting from any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.10 shall limit any party’s right to seek and obtain any equitable relief to which such party shall be entitled or to seek any remedy on account of any fraud or intentional misrepresentation.

ARTICLE VIII

MISCELLANEOUS
Section 8.01    Stockholder Representative
(a)    By executing this Agreement, and by the consummation of the Merger and receiving the benefits thereof, including the right to receive a portion of the consideration payable in connection with the Merger, each Priority Preferred Stockholder shall have irrevocably authorized and appointed the Stockholder Representative as such Person’s representative, agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement, the Escrow Agreement and the Distribution Agent Agreement, and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, the Escrow Agreement or the Distribution Agent Agreement, including without limitation the exercise of the power to:
(i)    give and receive notices and communications on behalf of such Person;
(ii)    authorize delivery to Parent of cash from the Integration Cost Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.18 or from the Indemnification Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.16 or in respect of claims for indemnification made by Parent pursuant to Article VII;
(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.16, Section 2.18 or Article VII;
(iv)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VII;
(v)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, the Escrow Agreement and the Distribution Agent Agreement;
(vi)    make all elections or decisions contemplated by this Agreement, the Escrow Agreement and the Distribution Agent Agreement;
(vii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and
(viii)    take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.
Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including Article VII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Priority Preferred Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Priority Preferred Stockholder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Priority Preferred Stockholders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Priority Preferred Stockholders and shall be final, binding and conclusive upon each such Person. No Priority Preferred Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 8.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Priority Preferred Stockholders, or by operation of Law.
(k)    The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Priority Preferred Stockholders according to each Priority Preferred Stockholder’s Pro Rata Share of the Closing Merger Consideration (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 8.01(a) above.
(l)    The Stockholder Representative shall not be liable to the Priority Preferred Stockholders for actions taken or omitted in connection with this Agreement, the Escrow Agreement or the Distribution Agent Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, willful misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Priority Preferred Stockholders shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, claims, actions, damages, penalties, fines, forfeitures, actions, fees, costs and expenses (“Representative Losses”), including reasonable attorneys’ fees and disbursements, arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement, the Escrow Agreement and the Distribution Agent Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss was primarily caused by the gross negligence, fraud, willful misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Priority Preferred Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, willful misconduct or bad faith. If not paid directly to the Stockholder Representative by the Priority Preferred Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Expense Fund, (ii) the amounts in the Indemnification Escrow Fund or the Integration Cost Escrow Fund, in each case, at such time, if at all, as remaining amounts would otherwise be distributable to the Priority Preferred Stockholders therefrom in accordance with the terms hereof; provided, that, while this Section 8.01(c) allows the Stockholder Representative to be paid from the Stockholder Representative Expense Fund, the Indemnity Escrow Fund and the Integration Cost Escrow Fund, this does not relieve the Priority Preferred Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Shareholders or otherwise. Any restrictions or limitations on indemnity contained elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative in this paragraph. The foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. The Priority Preferred Stockholders will not receive any interest or earnings on the Stockholder Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Stockholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Priority Preferred Stockholders at the time of Closing. The Stockholder Representative Expense Fund shall be retained by the Stockholder Representative until the eighteen (18) month anniversary of the Closing Date at which time the Stockholder Representative shall pay any amounts remaining in the Stockholder Representative Expense Fund to the Distribution Agent for further payment to the Priority Preferred Stockholders in accordance with their Pro Rata Shares of any such amount; provided, that the Stockholder Representative may, in its sole and reasonable discretion, retain all or any portion of the Stockholder Representative Expense Fund for such longer period as is reasonable necessary to satisfy its obligations hereunder (and shall thereafter pay any amounts remaining in the Stockholder Representative Expense Fund to the Distribution Agent for further payment to the Priority Preferred Stockholders in accordance with their Pro Rata Shares of any such amount).
Section 8.02    Expenses.
Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expense.
Section 8.03    Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to the Company:	DFine, Inc. 3047 Orchard Parkway San Jose, California 95134 Fax: 408-689-9644 Attn: Greg Barrett
with a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 Fax: 650-251-3781 Attn: Timothy J. Harris
If to Parent, Merger Sub or the Surviving Corporation:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Fax: 801-253-1600 Attn: Fred P. Lampropoulos, Chairman and CEO Attn: Brian G. Lloyd, Chief Legal Officer
with a copy (which shall not constitute notice) to:	Parr Brown Gee & Loveless, PC 101 S. 200 E. Salt Lake City, Utah 84111 Fax: 801-532-7750 Attn: Bryan T. Allen
If to the Stockholder Representative:	Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, Colorado 80202 Email: deals@srsacquiom.com Fax: 303-623-0294 Attn: Managing Director
with a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 Fax: 650-251-3781 Attn: Timothy J. Harris
Section 8.04    Interpretation.
For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 8.05    Headings.
The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06    Severability.
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.07    Entire Agreement.
This Agreement, the Ancillary Documents and the Exclusivity Fee Cancellation Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents (but not, for the avoidance of doubt, the Exclusivity Fee Cancellation Agreement), the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.08    Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of Parent on the one hand and the Stockholder Representative on the other; provided, that, this Agreement may be assigned by Parent to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of Parent, whether by merger, consolidation, sale of assets or securities or otherwise.
Section 8.09    No Third-party Beneficiaries.
This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.03 and Article VII.
Section 8.10    Amendment and Modification; Waiver.
This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent and the Stockholder Representative; provided, however, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders (or any subset thereof), without the receipt of such further approvals. Any failure of Parent or the Surviving Corporation, on the one hand, or the Priority Preferred Stockholders or the Stockholder Representative, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Priority Preferred Stockholders or the Stockholder Representative) or by the Stockholder Representative (with respect to any failure by Parent or the Surviving Corporation), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Except for provisions necessarily governed by the DGCL, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11(c).
Section 8.12    Specific Performance.
The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof to prevent any breaches or threatened breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 8.12 be used, alone or together with any other provision of this Agreement, to require any party to remedy any breach of any representation or warranty of such party contained herein.
Section 8.13    Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DFine, Inc. By: /s/ Greg Barrett
Name: Greg Barrett Title: Chief Executive Officer

Merit Medical Systems, Inc. By: /s/ Fred P. Lampropoulos
Name: Fred P. Lampropoulos Title: Chief Executive Officer

MMS Transaction Co. By: /s/ Fred P. Lampropoulos
Name: Fred P. Lampropoulos Title: Chief Executive Officer

Shareholder Representative Services LLC, solely in its capacity as the Stockholder Representative
By_____________________ Name: Title:

The undersigned is executing and delivering this counterpart signature page to the Agreement and Plan of Merger, dated as of July 6, 2016, by and among Merit Medical Systems, Inc., MMS Transaction Co., DFine, Inc. the Priority Preferred Stockholders and Shareholder Representative Services LLC (the “Merger Agreement”).
By executing and delivering this counterpart signature page, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the terms and provisions of Article VII and Article VIII of the Merger Agreement.
Accordingly, the undersigned has executed and delivered this counterpart signature page to the Merger Agreement as of the 5th day of July 2016.

Name:_________________________
Signature:_______________________

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document are marked with a ***.
INTEGRATION COST SCHEDULE

Section 2.18(a)(i) – Termination of Employment:

“the reasonable out-of-pocket expenses incurred in connection with terminating (or continuing until such time as all waiting periods under the WARN Act or other applicable Law have expired, including any requirements related to any work council, labor organization or Governmental Authority) the employment of all employees of the Acquired Companies who are set forth on Section 2.18(a)(i) of the Integration Cost Schedule (including the payment of all accrued but unpaid wages and accrued but untaken paid time off, and the payment of severance required by Law or otherwise consistent with the written policies, agreements or plans of the Acquired Companies) and any amounts paid as severance to the Key Employees pursuant to their employment agreements”

***

Section 2.18(a)(ii) – Leased Real Property1:

“the reasonable out-of-pocket expenses incurred in connection with terminating or subleasing all Leased Real Property, less any amounts received or saved in connection with subleasing any such Leased Real Property, as contemplated by Section 2.18(a)(ii) of the Integration Cost Schedule”

***

Section 2.18(a)(iii) – Termination of Third Party Contracts:

“the reasonable out-of-pocket expenses incurred in connection with winding down or terminating the Company’s third party contracts set forth on and as contemplated by Section 2.18(a)(iii) of the Integration Cost Schedule”
_____________________________

1 Leased Real Property Estimated Costs include amounts related to, exclusively, Rent Payments, Estimated CAM, Property Tax, and Property & Casualty Insurance.

***

Section 2.18(a)(iv) – Winding Down:

“the other reasonable out-of-pocket restructuring and integration costs (not to exceed $1,000,000 in the aggregate) associated with the winding down of the Company’s operations as contemplated by Section 2.18(a)(iv) of the Integration Cost Schedule”

***

Section 2.18(a)(iv) – Winding Down:

“the other reasonable out-of-pocket restructuring and integration costs (not to exceed $1,000,000 in the aggregate) associated with the winding down of the Company’s operations as contemplated by Section 2.18(a)(iv) of the Integration Cost Schedule”

***

TOTAL INTEGRATION COSTS

***

Exhibit A-1

Exhibit A - Employee Bonus Plan
DFINE, Inc.
2016 CHANGE OF CONTROL Incentive Plan

1.	Purposes.
(a)The purpose of this Plan is to provide a means by which certain Service Providers of DFine, Inc. (the “Company”) may (i) be rewarded for the successful completion of a Change of Control transaction and (ii) be given an opportunity to participate in the proceeds of such a Change of Control transaction.
(b)The Company, by means of the Plan, seeks to retain the services of certain Service Providers of the Company and to provide incentives for such persons to exert maximum efforts for the success of the Company.
(c)The Board has determined that the adoption of the Plan is in the best interest of the Company and its stockholders.

2.Definitions.
(a)“Bonus Pool” means the fixed amount of one million one hundred thousand dollars ($1,100,000) of the proceeds payable by an acquirer in a Change of Control.
(b)“Administrator” means the Company’s Board of Directors.
(c)“Board” means the Company’s Board of Directors.
(d)“Bonus Amount” has the meaning ascribed to it in Section 5 of the Plan.
(e)“Change of Control” means
(i)a Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation in effect on the date hereof, as may be amended from time to time;
(ii)notwithstanding the foregoing,
(1)a transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A‑3(i)(5)(v) or Treasury Regulation Section 1.409A‑3(i)(5)(vii) shall not be considered a Change of Control for purposes of this Plan and
(2)a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(f)“Closing” means the consummation of a transaction constituting a Change of Control.
(g)“Closing Date” means the date of the Closing.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.
(i)“Company” means DFine, Inc., a Delaware corporation and any successor of such corporation.
(j)“Firm” has the meaning ascribed to it in Section 6 of the Plan.
(k)“Participant” means any Service Provider who is designated by the Administrator from time to time as a Participant pursuant to a Participation Agreement provided to them by the Administrator. An individual shall cease being a Participant at such time as such individual ceases to be a Service Provider.
(l)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, of the Company.
(m)“Participation Agreement” means an agreement entered into between the Company and a Participant indicating the individual’s designation as a Participant and specifying such individual’s Bonus Amount. The form of Participation Agreement is attached as Exhibit A. The Board may alter the form or content of the Participation Agreement at any time; provided, however, that no executed Participation Agreement may be modified in a manner adverse to the Participant without the Participant’s consent.
(n)“Payment” has the meaning ascribed to it in Section 6 of the Plan.
(o)“Plan” means this DFine, Inc. 2016 Change of Control Incentive Plan.
(p)“Section 409A” has the meaning ascribed to it in Section 10 of the Plan.
(q)“Service Provider” means an individual that, at any specified time, is then currently providing services to the Company (or any Parent or Subsidiary) in any capacity as an employee, consultant (pursuant to a written consulting agreement then in effect), independent contractor (pursuant to a written independent contractor agreement then in effect) or member of the Board or any combination of the foregoing. An individual shall cease being a Service Provider at such time as such individual no longer provides services to the Company (or any Parent or Subsidiary) in any capacity as an employee, consultant (pursuant to a written consulting agreement then in effect),

Exhibit A-2

independent contractor (pursuant to a written independent contractor agreement then in effect) or member of the Board.
(r)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, of the Company.

3.	Administration.
(a)This Plan shall be administered by the Administrator, whose actions shall be final and binding on all persons, including Service Providers. The Administrator shall have the sole discretionary authority to construe and interpret the terms of the Plan. The Administrator’s determination with regard to any provision of the Plan shall be conclusive and binding on all Participants.
(b)The Administrator, in good faith and at its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time which Service Providers shall be designated as Participants entitled to participate in the Plan and the terms under which they will be entitled to participate (subject to the terms of the Plan).
(ii)To determine, consistent with Section 2(e), whether or not a transaction or related series of transactions constitutes a Change of Control.
(iii)To determine eligibility for benefits and to determine bonus amounts available under the Plan.
(iv)To establish, change and adjust, in its sole discretion but subject to the last sentence of Section 2(m), the Bonus Amount for each Participant.
Notwithstanding the foregoing, the Administrator shall not have the authority to, and may not execute and deliver any Participation Agreement(s) that would cause, or take any action that would otherwise result in, the aggregate Bonus Amounts of all Participants to exceed the Bonus Pool at any time.
(c)The Administrator may delegate some or all of its powers and responsibilities under the Plan, with the Board’s consent, to one or more officers of the Company, in which case references herein to the “Administrator” shall also be deemed to refer to such delegated person(s).
(d)No member of the Board or any person acting in the capacity of Administrator will be liable for any action or determination made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan shall be borne by the Company or its successor. No members of the Board or person acting in the capacity of Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Board and each person acting in the capacity of Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4.Eligibility.
Service Providers will only become “Participants” in the Plan by executing a Participation Agreement provided to them by the Administrator. Other than any Service Provider who ceases to be a Service Provider pursuant to a written agreement or instrument (including but not limited to a letter or resignation, a notice of termination or a severance agreement) terminating such individual’s service to the Company subject to, conditioned upon and effective at or immediately prior to the Closing (such individual, a “Transition Service Provider”), a Service Provider will cease to be a Participant at such time as he or she ceases to be a Service Provider for any reason at any time prior to the Closing. Any Transition Service Provider shall be deemed to be a Service Provider and Participant at the Closing for purposes of this Plan. Only Participants who are Service Providers at the Closing may receive payments pursuant to the Plan.

5.	Allocation of Bonus Pool.
(a)The allocation of the Bonus Pool to individuals designated as Participants shall be set forth in writing from time to time as determined by the Administrator and specified in the applicable Participant’s Participation Agreement. Each Participant’s payment under the Plan (his or her “Bonus Amount”) will be the amount set forth in such Participant’s Participation Agreement, as such amount may be modified pursuant to the terms of the Plan. The aggregate of the Bonus Amounts set forth in the Participation Agreements with all Participants may not exceed the Bonus Pool at any time.
(b)If a former Participant ceases to be a Participant at any time prior to the Closing, such former Participant’s Bonus Amount shall be forfeited and be available for reallocation and distribution under this Plan at or prior to the Closing as determined by the Administrator or pursuant to Section 5(c).
(c)In the event that the sum of the Bonus Amounts of all Participants at the Closing is less than the amount of the Bonus Pool, then the amount by which the Bonus Pool exceeds such sum (the “Unallocated Portion”)

Exhibit A-3

shall be allocated among all Participants at the Closing by way of ratably increasing the Bonus Amount of each such Participant in proportion to such Participants’ Bonus Amount immediately prior to such allocation of the Unallocated Portion, so that after such allocation of the Unallocated Portion, the sum of the Bonus Amounts of all Participants at the Closing is equal to the Bonus Pool.

6.Distributions.
(a)If the conditions for distribution set forth in the Plan and a Participant’s Participation Agreement are satisfied, then on or after the Closing Date, each Participant shall be entitled to receive from the Company his or her Bonus Amount in one distribution at Closing.
(b)The Bonus Amounts shall be distributed to Participants as soon as practicable after the Closing Date.
(c)Notwithstanding anything to the contrary in the Plan, in the event that the benefits provided for in this Plan, when taken together with any other benefits otherwise payable to a Participant (such benefits, collectively, the “Payments”) (1) constitute “parachute payments” within the meaning of Section 280G of the Code and (2) but for this Section 6(c), would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s Payments will be reduced and delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999 of the Code (the “Excise Tax”). Unless the Company and the Participant otherwise agree in writing, any determination required under this Section will be made in writing by a nationally or regionally recognized certified public accounting firm selected by the Company or such other person or entity to which the Company and the Participant mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. If a reduction in payments or benefits constituting “parachute payments” is necessary so that no portion of the Payments is subject to the Excise Tax, the reduction shall occur in the following order: (1) reduction of cash payments under this Plan; (2) reduction of cash payments constituting severance payable upon termination of employment; (3) reduction of cash payments pursuant to other benefits paid or provided to the Participant in connection with or as a result of a Change of Control; and (4) acceleration of equity awards. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Participant’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro‑rata basis. In no event shall the Participant have any discretion with respect to the ordering of reductions in payments or benefits. In the event of any reduction in the payment of any Bonus Amount to a Participant under the Plan as a result of this Section 6(c), the amount of such reduction shall be reallocated among all other Participants at the time of such reduction by way of ratably increasing the Bonus Amounts of each such other Participant in proportion to such other Participants’ Bonus Amounts, subject to the limitations of this Section 6(c); in the event that any portion of any Bonus Amount remains unallocated after the application of this sentence to each reduction in Bonus Amounts pursuant to this Section 6(c), such unallocated portion shall not be payable under this Plan and the Bonus Pool shall be reduced by such unallocated portion.

For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section. Any good faith determinations of the Firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.
Notwithstanding the foregoing, to the extent the Company submits any portion of the Payments payable to such Participant to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G‑1 Q&A 7, the foregoing provisions shall not apply following such submission and the portion of the Payments will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, any portion of the Payments required by the results of such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 6(c).

7.	Amendment or Termination of the Plan.
(a)The Board may, at any time prior to the Closing, amend the Plan; provided, however, that in no event may any amendment unilaterally impair the rights of Participants (including, without limitation, reducing the Bonus Amount of any Participant) without such Participant’s written consent except as may be required by applicable law or as necessary to correct an administrative error. This Plan shall be assumed by any successor to or acquirer of the Company to the extent that benefits remain payable under this Plan.

Exhibit A-4

(b)The Plan shall automatically terminate upon the completion of all payments under the terms of the Plan. The Plan (including any obligation by the Company to make payments under all then-outstanding Participation Agreements) shall automatically terminate upon earlier to occur of any of the following events if such event occurs prior to the Closing: (i) the closing date of a recapitalization of the Company that results in the elimination of the existing liquidation preferences with respect to all the outstanding shares of the Company’s preferred stock, (ii) the closing date of the Company’s initial public offering of its common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended; or (iii) December 31, 2016.

8.	No Equity Interest.
Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

9.	No Guarantee of Future Service.
Neither the designation of a Service Provider as a Participant nor the execution of a Participation Agreement shall provide any guarantee or promise of continued service of the Participant with the Company (or any Parent or Subsidiary), and the Company (or any Parent or Subsidiary employing a Participant) retains the right to terminate the employment or service of any Service Provider at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

10.	Tax Withholding.
The Company shall withhold or cause to be withheld from any distributions under the Plan any amount required to satisfy the Company’s income, employment and other tax withholding obligations under federal, state and other applicable law. By executing a Participation Agreement, Participant acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service will determine that the Plan benefits are not deferred compensation within the meaning of Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”). Each Service Provider agrees that if the Internal Revenue Service determines that the Plan benefits are deferred compensation, Participant shall be solely responsible for Participant’s costs related to such a determination, if any.

11.	Funding.
The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

12.	Bonus Plan.
The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation 2510.3‑2(c) and shall be construed and administered in accordance with such intention.

13.	Nonassignability.
The Company may not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under any Participation Agreement unless the Board reasonably believes that the assignee or transferee has sufficient resources to satisfy the obligations under such Participation Agreement. No Participant may assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under any Participation Agreement without the Administrator’s prior written consent other than by will, by the laws of descent and distribution or pursuant to a domestic relations order.

14.	Code Section 409A.
The Company and each Participant will work together in good faith to consider either (i) amendments to the Plan; or (ii) revisions to the Plan with respect to the payment of any bonus amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A. It is intended that this Plan is exempt from or comply with Section 409A to the extent applicable.

Exhibit A-5

15.	Choice of Law.
All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.

16.	Headings.
The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

17.	Successors and Assigns.
Subject to Section 13, the Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and upon a Change of Control the Company shall use commercially reasonable efforts to cause the acquirer to assume the Company’s obligations and liabilities hereunder. Subject to Section 13, each Participation Agreement shall be binding upon and shall inure to the benefit of the Participant and his or her heirs, executors, administrators or permitted successors or assigns.

18.	Notices.
Any notice required or permitted hereunder or any Participation Agreement shall be in writing, shall reference the Plan and/or such Participation Agreement and shall be deemed to be properly given: (i) when delivered personally; (ii) when sent by facsimile; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with an overnight private industry express courier or transmission via electronic mail to the electronic mail address of the Participant set forth in the Participation Agreement. All notices shall be sent to the address set forth below or to such other address as may be designated by the Company or a Participant, respectively, by giving written notice to the Participant or Company, respectively, pursuant to this Section.
If to the Company:
DFine, Inc.
3047 Orchard Parkway
San Jose, CA 95134
Attn: Chief Executive Officer
If to a Participant:
to the address specified on the signature page of the Participation Agreement
[Signature Page Follows]

Exhibit A-6

This DFine, Inc. 2016 Change of Control Incentive Plan is executed by a duly authorized officer of the Company after adoption of the Plan by the Board, effective as of July 5, 2016.

DFine, Inc.

By: ________________________                    Name: ______________________                     Title: _______________________

EXHIBIT A
DFINE, Inc.
2016 CHANGE OF CONTROL Incentive Plan
PARTICIPATION AGREEMENT
To: _________________
DFine, Inc. (the “Company”) has designated you as a “Participant” who is eligible to participate in the DFine, Inc. 2016 Change of Control Incentive Plan (the “Plan”). By signing and returning this Participation Agreement, you will become a “Participant” in the Plan. Your participation in the Plan is contingent upon your continued employment with or service as service provider to the Company up to the date of a “Change of Control” (as defined in the Plan) and your agreement to the terms of the Plan and this Participation Agreement. The terms of the Plan are incorporated by reference and, in the case of any conflict between this Participation Agreement and the terms of the Plan, the terms of the Plan will govern. Defined terms capitalized but not defined in this Participation Agreement have the meanings assigned to them in the Plan.
For purposes of the Plan, your “Bonus Amount” is $_______________________.
As noted in the Plan, Bonus Amounts may only be earned if there is a Closing of a Change of Control transaction. Whether you earn the right to receive your potential Bonus Amount is governed by the Plan. You hereby acknowledge that the Company is an “at will” employer. That means that you and the Company have the right to terminate your employment or consulting relationship at any time, with or without advance notice, and with or without cause. Nothing in this Participation Agreement changes the “at will” nature of your employment or consultancy.
In consideration of your designation as a Participant and as a material inducement to the Company entering into this Participation Agreement and providing you with the opportunity to receive the Bonus Amount, which you acknowledge exceeds any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, stockholders and employees (the “Released Parties”) all claims, complaints, grievances or charges of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not limitation, Released Claims shall include any claims arising under Title VII of the Civil

Exhibit A-7

Rights Act of 1964, the federal Worker Adjustment Retraining Notification Act (“WARN Act”) under 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act (or any comparable law in any jurisdiction). You represent that you have not filed or initiated or caused to be filed or initiated any lawsuits, claims, complaints, administrative grievances or charges against any Released Party in any court or with any government agency. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any claims that are waived, released and/or discharged herein.
You also agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.
Notwithstanding the foregoing, you and the Company acknowledge and agree that you are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. You further agree that, to the extent permissible by law, you will provide the Company at least five (5) days prior written notice of any such charge or investigation.
You and the Company agree that this Participation Agreement is not an admission of guilt or liability on the part of you or the Company under any federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.
You agree that you will keep information about the Plan confidential both within and outside of the Company except to the extent necessary to enforce your rights hereunder or as otherwise required under applicable law. This information includes, but is not limited to, your participation levels and benefits and confidential information about employees, the Company’s operations, strategies and management, information related to the Plan and non-public information related to the Change of Control transaction (“Confidential Information”). You understand and agree that you will not reveal any Confidential Information without the express written consent of the Company except to the extent necessary to enforce your rights hereunder or as otherwise required under applicable law, provided, however, that you may disclose Confidential Information to your personal lawyer or tax and financial advisors for the purposes of personal legal, tax, financial and estate planning advice. The Company has the right to cancel any Bonus Amounts otherwise payable to you under the Plan following any unauthorized disclosure of any Confidential Information by you.
You understand and agree that discussing, revealing or in any way communicating the Confidential Information to a non‑authorized person or entity is grounds for immediate termination of employment or other service relationship.
You acknowledge and agree that payments under the Plan shall be subject to all applicable federal, state and local withholding taxes that the Company reasonably determines should be withheld with respect to such payments.
By their signatures below, you and the Company agree that the Plan and any Bonus Amounts are governed by this Participation Agreement and by the provisions (specifically including, but not limited to, the conditions precedent to receiving a distribution under the Plan and the amendment provisions) of the Plan, a copy of which is attached to and made a part of this document. You acknowledge receipt of a copy of the Plan, represent that you have read and are familiar with its provisions and acknowledge that decisions and determinations by the Administrator under the Plan shall be final and binding on you.

COMPANY:

DFine, Inc.

Exhibit A-8

By:    ____________________________
Name:    ____________________________
Title:    ____________________________

Accepted and Agreed:

PARTICIPANT:

______________________________
(Signature of Participant)

Name:	____________________________

Address:	____________________________
____________________________
____________________________
E‑Mail:    ____________________________

ATTACHMENT:    DFine, Inc. 2016 Change of Control Incentive Plan

Exhibit B-1

Exhibit B - Form of Equity Rights Termination Agreement
AGREED FORM

WARRANT TERMINATION AGREEMENT

This Warrant Termination Agreement (“Agreement”) is dated as of    , 2016, and entered into by and between DFine, Inc., a Delaware corporation (the “Company”) and [Warrantholder] (“Holder”).

BACKGROUND

A.The Holder is the holder of that certain Warrant dated    , with an expiration date of    (the “Warrant Expiration Date”), to purchase    shares of Series [*] Preferred Stock of the Company (“Series [*] Preferred Stock”) (the “Warrant”).

B.The Company will be entering into an Agreement and Plan of Merger with a certain acquirer (“Parent”) and certain other parties thereto (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Parent will merge with and into the Company with the Company continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Parent (the “Merger”). Parent has refused to assume any outstanding warrants, including the Warrants, in connection with the Merger.

C.The exercise price of the Warrants is $ per share of Series [*] Preferred Stock. The estimated consideration payable per share of Series [*] Preferred Stock in connection with the Merger is
$    per share.

D.The Company desires to have Holder acknowledge and agree that Holder waives its right to any further notice of the Merger pursuant to Section of the Warrants and to terminate the Warrants effective and contingent upon the consummation of the Merger.

AGREEMENT

NOW, THEREFORE in consideration of the above recitals and the mutual covenants and conditions set forth herein, the Company and the Holder hereby agree and consent as follows:

1.Waiver of Notice and Materials. The Holder hereby waives any notice requirements which it may have pursuant to Section of the Warrants solely with respect to the Merger and the transactions contemplated by the Merger Agreement.

2.	Termination of Warrants.

a.Holder agrees that, in the case of the Warrant, if the Merger is consummated and the effective time of the Merger occurs before the Warrant Expiration Date, then effective and contingent upon the consummation of the Merger, the Warrant shall be cancelled, terminated and of no further force and effect as of immediately prior to the effective time of the Merger. In the event that the Merger Agreement is not entered into by the Company or the terms of the Merger Agreement are modified or amended such that the estimated consideration per share that holders of Series [*] Preferred Stock will be entitled to receive in connection with the Merger is increased to be greater than $ per share of Series [*] Preferred Stock, this Agreement shall automatically terminate and be of no further force or effect and the Warrant shall remain in full force and effect pursuant to the terms thereof until the Warrant Expiration Date.

3.	Miscellaneous.

a.This Agreement sets forth the entire understanding of the parties relating to the termination of the Warrants in connection with the Merger and supersedes all prior agreements, communications and understandings among or between the parties relating to such subject matter.

b.This Agreement may be waived or amended only in a written instrument signed by the Company and the Holder and shall be construed in accordance with, and governed in all respects by the laws of the State

Exhibit B-2

of Delaware, without giving effect to any conflicts of law rule or principle that might result in the application of the laws of another jurisdiction.

c.This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and such counterparts may be delivered by the parties electronically. Facsimile signatures shall be as effective as originals.

[Remainder of page intentionally blank]

Exhibit B-3

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Termination Agreement as of the date first set forth above.

COMPANY: DFINE, INC.

By:    ___________________________
(Signature)

Name:    ___________________________
Rick Short

Title:    Chief Executive Officer

[WARRANTHOLDER]

By:    ___________________________
(Signature)

Name:    ___________________________
(Print Name of Signatory)

Title:    ___________________________

Exhibit C-1

Exhibit C - Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement, dated July 6, 2016 (this “Escrow Agreement”), is entered into by and among Merit Medical Systems, Inc., a Utah corporation (“Parent”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Priority Preferred Stockholders (“Stockholder Representative”, and together with Parent, the “Parties,” and each individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as escrow agent (the “Escrow Agent”).

RECITALS

A.    Parent, MMS Transaction Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), DFine, Inc., a Delaware corporation (the “Company”), the Priority Preferred Stockholders and the Stockholder Representative have entered into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub has agreed to merge with and into the Company, with the Company continuing as the Surviving Corporation. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.
B.     Parent agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.    The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience or for the purpose of establishing defined terms, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

D.    Pursuant to the Merger Agreement, each of the Priority Preferred Stockholders appointed the Stockholder Representative as agent and attorney-in-fact for each such Priority Preferred Stockholder, with full power and authority to represent each Priority Preferred Stockholder with respect to all matters arising under this Escrow Agreement.

In consideration of the promises and agreements of the Parties and the Escrow Agent and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.    Deposit and Receipt of Escrow Property. At the Closing, Parent shall deliver to the Escrow Agent (i) $9,750,000 representing the Indemnification Escrow Amount, and (ii) $5,000,000 representing the Integration Cost Escrow Amount (the Indemnification Escrow Amount and the Integration Cost Escrow Amount, collectively, the “Escrow Property”). The Escrow Agent agrees to hold the Indemnification Escrow Amount and the Integration Cost Escrow Amount (together with any additional Escrow Property earned thereon) in separate accounts. The Escrow Property in the account into which the Indemnification Escrow Amount is deposited shall hereafter be referred to as the “Indemnification Escrow Fund” and the Escrow Property in the account into which the Integration Cost Escrow Amount is deposited shall hereafter be referred to as the “Integration Cost Escrow Fund”. This Escrow Agreement shall not change or modify in any way the events or circumstances which give rise to the obligation to make any payments under the Merger Agreement, the conditions thereto or limitations thereon, but shall solely provide Parent Indemnitees security therefor.

Exhibit C-2

Section 1.2.    Investments.

(a)    The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto or as set forth in any subsequent written instruction signed by the Stockholder Representative. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3, Section 1.5(a) or Section 1.6 of this Escrow Agreement.

(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c) The Parties agree that confirmations of permitted investments are not required to be issue by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for any fund or account if no activity occurred in such fund or account during such month. The Parties may obtain confirmations at no additional cost upon its written request.

Section 1.3.    Disbursements. The Escrow Agent shall disburse the Escrow Property as follows:

(a)    Payment of Post-Closing Adjustment. Pursuant to Section 2.16(d)(i) of the Merger Agreement, if the Post-Closing Adjustment is a negative number, the Stockholder Representative and Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, provide Joint Direction (as defined in Section 1.3(d)) to the Escrow Agent to disburse to Parent from the Indemnification Escrow Fund, by wire transfer of immediately available funds, an amount equal to the absolute value of the Post-Closing Adjustment. Within two (2) Business Days following the Escrow Agent’s receipt of such Joint Direction, the Escrow Agent shall deliver to Parent from the Indemnification Escrow Amount the positive amount of the Post-Closing Adjustment as set forth in such Joint Direction and pursuant to wire instructions delivered by Parent to the Escrow Agent.
(b)    Indemnification Escrow Claims.

(i)    If, at any time, and from time to time, on or before 5:00 p.m. MT on January 1, 2018, (the “Indemnification Release Date”), Parent determines that Parent or any Parent Indemnitee it is entitled to indemnification under Article VII of the Merger Agreement (an “Indemnification Claim”), Parent shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative, with a copy to the Escrow Agent, which sets forth a description of such Indemnification Claim and the estimated amount (which may be updated from time to time), if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Indemnification Claim Amount”).

(ii)    If the Stockholder Representative gives written notice to Parent and the Escrow Agent disputing an Indemnification Escrow Claim (an “Objection Notice”) within thirty (30) days of its receipt of the applicable Indemnification Claim Notice by Parent (the “Objection Period”), such Indemnification Claim will be paid as provided in Section 1.3(b)(iii) below. If no Objection Notice is delivered to the Escrow Agent and Parent prior to the end of the Objection Period, or if the Stockholder Representative acknowledges the validity of the Indemnification Claim by written notice to Parent and the Escrow Agent during the Objection Period, within two (2) Business Days following the earlier of (A) the end of the Objection Period or (B) the Escrow Agent’s receipt of written notice by the Stockholder Representative acknowledging the validity of the Indemnification Claim Amount,

Exhibit C-3

the Escrow Agent shall disburse to Parent from the Indemnification Escrow Amount the lesser of (x) the remaining Indemnification Escrow Amount or (y) the Indemnification Claim Amount.

(iii)    If the Escrow Agent receives an Objection Notice during the Objection Period, the Escrow Agent shall, within two (2) Business Days of its receipt, distribute to Parent from the Indemnification Escrow Fund any amount that is not in dispute, and shall continue to hold and shall not distribute the remaining Indemnification Escrow Fund until receipt of (A) a Joint Direction directing the disposition or all of any portion of the amounts formerly disputed in the Objection Notice or (B) a copy of a final, non-appealable order of a court of competent jurisdiction together with a letter from counsel from the presenting party that the time to file an appeal has expired. The Escrow Agent shall be entitled to rely upon any such order and letter that it received from Parent or the Stockholder Representative.

(iv)    Pending Claims. On the Indemnification Escrow Release Date, the Escrow Agent shall distribute all of the remaining funds in the Indemnification Escrow Amount, less the remaining Indemnification Claim Amount of all Indemnification Claims then pending and unpaid (“Pending Claims”) as of the Indemnification Escrow Release Date. From time to time following the Indemnification Escrow Release Date, as Pending Claims are resolved in accordance with the Merger Agreement and this Escrow Agreement, the Escrow Agent shall either pay the Indemnification Claim in the manner described in Section 1.3(b)(iii) or distribute such amount to Citibank, N.A., as disbursing agent (or any successor thereto, the “Disbursing Agent”) for further distribution to the Priority Preferred Stockholders in accordance with the Disbursing Agent Agreement.

(c)    Distribution of Integration Cost Escrow Fund. Following resolution of the actual amount of Integration Costs in accordance with Section 2.18(c) of the Merger Agreement:
(i) If the Integration Costs do not exceed the Integration Cost Target, then Parent and the Stockholder Representative shall promptly, but in any event within three (3) Business Days of such determination, provide Joint Direction to the Escrow Agent to distribute (A) 50% of the Integration Cost Escrow Fund to the Surviving Corporation for payment to the participants in the Management Bonus Plan in accordance with the terms thereof, (B) to the Surviving Corporation the employer portion of Taxes (including amounts under FICA, Medicare or other Laws) owed with respect to the amounts payable pursuant to the preceding clause (A), and (C) the remaining Integration Cost Escrow Funds to the Disbursing Agent, for further distribution to the Priority Preferred Stockholders; or
(ii)     If the Integration Costs exceed the Integration Cost Target, then Parent and the Stockholder Representative shall promptly, but in any event within three (3) Business Days of such determination, provide Joint Direction to the Escrow Agent to disburse (A) to Parent, solely from and only to the extent of the Integration Cost Escrow Fund, the amount of such excess, and (B) to the extent any amounts remain in the Integration Cost Escrow Fund, (1) 50% of the remaining Integration Cost Escrow Fund to Surviving Corporation for payment to the participants in the Management Bonus Plan in accordance with the terms thereof, (2) to Surviving Corporation, the employer portion of Taxes (including amounts under FICA, Medicare or other Laws) owed with respect to the amounts payable pursuant to the preceding clause (1), and (3) the remaining Integration Cost Escrow Fund to the Disbursing Agent, for further distribution to the Priority Preferred Stockholders.
Within two (2) business days following, but not including, the date that Escrow Agent receives an Integration Escrow Notice from Stockholder Representative and Parent, Escrow Agent shall disburse the Integration Escrow Amounts as provided in the Integration Escrow Notice.

(d)    Joint Direction. Notwithstanding any other provision of this Agreement, the Escrow Agent shall promptly deliver all or any part of the Escrow Property in accordance with the terms of a Joint Direction. For the purpose of this Escrow Agreement, a “Joint Direction” means written instructions executed by Parent

Exhibit C-4

and the Stockholder Representative directing the Escrow Agent to disburse all or a portion of the Escrow Property or to take or refrain from taking an action under this Escrow Agreement.

(e)    Disbursing Agent. All distributions of Escrow Property made to the Disbursing Agent shall be made in accordance with the following wire instructions (or in accordance with any other wire instructions provided by the Stockholder Representative to the Escrow Agent from time to time), for further distribution to the Priority Preferred Stockholders in accordance with the terms of the Merger Agreement:

Bank	Account Name	Account Number	ABA/SWIFT
Citibank, N.A.	PBG Concentration Account	37432464	021000089/CITIUS33

Section 1.4.    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.5.     Income Tax Allocation and Reporting.

(a)    The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Parent, whether or not such income was disbursed during such calendar year. Notwithstanding anything in this Escrow Agreement to the contrary, in connection with any distribution of Escrow Property pursuant to Section 1.3, the Escrow Agent shall calculate the amount of interest and other taxable income from investment of the Escrow Property being distributed as of such date and distribute 35% of such amount to Parent prior to making any further distribution of Escrow Property.

(b)    For certain payments made pursuant to this Escrow Agreement, the Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases the Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”).  The Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to the Escrow Agent prior to the date hereof, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect.  The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Code.  To the extent any such forms to be delivered under this Section 1.5(b) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow

Exhibit C-5

Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Property or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(c)    To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. Parent and the Stockholder Representative (solely on behalf of the Priority Preferred Stockholders and in its capacity as the Stockholder Representative, not in its individual capacity), jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(d)     The Parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and /or enters into a business relationship. The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may request including, but not limited to, each Party’s name, physical address, tax identification number and other information that will assist the Escrow Agent in identifying and verifying each Party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

Section 1.6.         Termination. This Escrow Agreement shall terminate on the later of (i) January 30, 2018, or (ii) upon the disbursement of all of the Escrow Property in accordance with the terms of Section 1.3, including any interest and investment earnings thereon, except that the provisions of Sections 1.5(c), 3.1 and 3.2 hereof shall survive termination and the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.3 of this Escrow Agreement.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to

Exhibit C-6

such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees. The Escrow Agent shall not be responsible for the negligence or misconduct of agents or attorneys appointed by it with reasonable care.

Section 2.3.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof. The Parties represent and warrant that each person signing this Escrow Agreement are duly authorized and has legal capacity to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by the Parties to this Escrow Agreement.

Section 2.4.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. Parent and the Stockholder Representative (solely on behalf of the Priority Preferred Stockholders and in its capacity as the Stockholder Representative, not in its individual capacity), jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.    Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect, PUNITIVE, or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3.    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of

Exhibit C-7

resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid from the Indemnification Escrow Fund, until such time as the Indemnification Escrow Fund has been distributed, after which the fee shall be paid by Parent. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Any such court order or arbitration decision shall be accompanied by a written instrument of the presenting Party certifying that such court order or arbitration decision is final, non-appealable and from a court of competent jurisdiction or from a competent arbitration panel, upon which instrument the Escrow Agent shall be entitled to conclusively rely without further investigation. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without

Exhibit C-8

jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall further have no obligation to pursue any action that is not in accordance with applicable law.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.    Binding Agreement; Successors and Assigns. The Parties and Escrow Agent represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.    Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”, as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Exhibit B-1 or B-2, as applicable) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. For the purpose of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, a Sunday, a federal or state holiday, and any other day on which the Escrow Agent is closed. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

Exhibit C-9

If to Parent:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Fax: 801-253-1600 Email: Brian.Lloyd@merit.com Attn: Brian G. Lloyd, Chief Legal Officer
with a copy (which shall not constitute notice) to:	Parr Brown Gee & Loveless, PC 101 S. 200 E. Salt Lake City, Utah 84111 Fax: 801-532-7750 Email: ballen@parrbrown.com Attn: Bryan T. Allen
If to the Stockholder Representative:	Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, Colorado 80202 Email: deals@srsacquiom.com Fax: 303-623-0294 Attn: Managing Director
with a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 Fax: 650-251-3781 Email: THarris@mofo.com Attn: Timothy J. Harris
If to the Escrow Agent:
Wells Fargo Bank, National Association
MAC C7300-107
1700 Lincoln St, 10th Floor
Denver, CO 80203-4500
Phone: 303-863-6425
Fax: 303-863-5645
Cell: 720-431-6178
E-mail: michael.w.mcguire@wellsfargo.com
Attention: Mike McGuire, Corporate, Municipal and Escrow Solutions

Section 4.4.    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.5.    Entire Agreement. This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.    Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.    Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Exhibit C-10

Section 4.8.    Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Escrow Agreement as to the Parties and the Escrow Agent and may be used in lieu of the original Escrow Agreement for all purposes.

Section 4.10.     Trial by Jury. Each of the parties hereto hereby irrevocably waives all right to trial by jury to the extent permitted by law in any litigation, action, proceeding in any court arising out of, relating to or in connection with this Escrow Agreement.

Section 4.11.     Publication; Disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement by it, that Party shall promptly notify in writing the other Party and the Escrow Agent and shall be liable for any such unauthorized release or disclosure. Notwithstanding the foregoing, nothing herein shall restrict the Stockholder Representative’s communications with its advisors and representatives and with the Priority Preferred Stockholders in connection with the performance of the Stockholder Representative’s duties.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

MERIT MEDICAL SYSTEMS,

By__________________________
Name: Fred P. Lampropoulos
Title: Chief Executive Officer

Shareholder Representative Services, LLC
solely in its capacity as the Stockholder Representative

Exhibit C-11

By____________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:     _________________________
Name:    _________________________
Title:    _________________________

Exhibit C-12

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Exhibit C-13

EXHIBIT B-1

[“___________”] certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of [“___________”], and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by [“___________”] for use in verifying that a funds transfer instruction received by the Escrow Agent is that of [“___________”].

[“___________”] has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, [“___________”] acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by [“___________”].

NOTICE: The security procedure selected by [“___________”] will not be used to detect errors in the funds transfer instructions given by [“___________”]. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that [“___________”] take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of [“___________”]

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III
Means for delivery of instructions and/or confirmations

Exhibit C-14

The security procedure to be used with respect to funds transfer instructions is checked below:

¨Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.
¨CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

¨Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. [“___________”] understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. [“___________”] further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
¨CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

¨*Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“___________”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“___________”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

¨*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this ____ day of ___________, 20__.

By ________________________________________
Name:
Title:

Exhibit C-15

EXHIBIT B-2

The Stockholder Representative certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Stockholder Representative, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by the Stockholder Representative for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Stockholder Representative.

The Stockholder Representative has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, the Stockholder Representative acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Stockholder Representative.

NOTICE: The security procedure selected by the Stockholder Representative will not be used to detect errors in the funds transfer instructions given by the Stockholder Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Stockholder Representative take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Stockholder Representative

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Exhibit C-16

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.
☐CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

¨Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. The Stockholder Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. The Stockholder Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐*Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Stockholder Representative wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Stockholder Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this ____ day of ___________, 20__.

Shareholder Representative Services LLC,
solely in its capacity as the Stockholder Representative

By ________________________________________
Name:
Title:

Exhibit C-17

EXHIBIT C

FEES OF ESCROW AGENT

Exhibit D-1

Exhibit D - Management Bonus Plan
DFINE, Inc.
2016 MANAGEMENT BONUS Plan

1.	Purposes.
(a)The purpose of this Plan is to provide a means by which certain Service Providers of DFine, Inc. (the “Company”) may (i) be rewarded for the successful completion of a Change of Control transaction and (ii) be given an opportunity to participate in the proceeds of such a Change of Control transaction.
(b)The Company, by means of the Plan, seeks to retain the services of certain Service Providers of the Company and to provide incentives for such persons to exert maximum efforts for the success of the Company.
(c)The Board has determined that the adoption of the Plan is in the best interest of the Company and its stockholders.

2.	Definitions.
(a)“Administrator” means the Company’s Board of Directors.
(b)“Board” means the Company’s Board of Directors.
(c)“Bonus Amount” has the meaning ascribed to it in Section 5 of the Plan.
(d)“Bonus Percentage” means the percentage specified for a particular Participant as his or her allocation of the Bonus Pool, which shall be set forth in the Participant’s Participation Agreement.
(e)“Bonus Pool” means the sum of the amounts disbursed from the Integration Cost Escrow Fund (as defined in the Merger Agreement) to the Surviving Corporation (as defined in the Merger Agreement) for further payment to participants in the Plan, as provided in Section 2.18 of the Merger Agreement. For the avoidance of doubt, the Bonus Pool shall not include the amounts disbursed from the Integration Cost Escrow Fund to the Paying Agent (as defined in the Merger Agreement) for further payment to the Priority Preferred Stockholders (as defined in the Merger Agreement).
(f) “Change of Control” means
(i)a Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation in effect on the date hereof, as may be amended from time to time;
(ii)notwithstanding the foregoing,
(1)a transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A‑3(i)(5)(v) or Treasury Regulation Section 1.409A‑3(i)(5)(vii) shall not be considered a Change of Control for purposes of this Plan and
(2)a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(g)“Closing” means the consummation of a transaction constituting a Change of Control.
(h)“Closing Date” means the date of the Closing.
(i)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.
(j)“Company” means DFine, Inc., a Delaware corporation and any successor of such corporation.
(k)“Firm” has the meaning ascribed to it in Section 6 of the Plan.
(l)“Merger Agreement” means that certain Agreement and Plan of Merger by and among Merit Medical Systems, Inc., MMS Transaction Co., the Company and Shareholder Representative Services LLC solely in its capacity as the Stockholder Representative, dated on or about July 6, 2016.
(m) “Participant” means any Service Provider who is designated by the Administrator from time to time as a Participant pursuant to a Participation Agreement provided to them by the Administrator. An individual shall cease being a Participant at such time as such individual ceases to be a Service Provider.

Exhibit D-2

(n)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, of the Company.
(o)“Participation Agreement” means an agreement entered into between the Company and a Participant indicating the individual’s designation as a Participant and specifying such individual’s Bonus Percentage. The form of Participation Agreement is attached as Exhibit A. The Board may alter the form or content of the Participation Agreement at any time; provided, however, that no executed Participation Agreement may be modified in a manner adverse to the Participant without the Participant’s consent.
(p)“Payment” has the meaning ascribed to it in Section 6 of the Plan.
(q)“Plan” means this DFine, Inc. 2016 Management Bonus Plan.
(r)“Section 409A” has the meaning ascribed to it in Section 10 of the Plan.
(s)“Service Provider” means an individual that, at any specified time, is then currently providing services to the Company (or any Parent or Subsidiary) in any capacity as an employee, consultant (pursuant to a written consulting agreement then in effect), independent contractor (pursuant to a written independent contractor agreement then in effect) or member of the Board or any combination of the foregoing. An individual shall cease being a Service Provider at such time as such individual no longer provides services to the Company (or any Parent or Subsidiary) in any capacity as an employee, consultant (pursuant to a written consulting agreement then in effect), independent contractor (pursuant to a written independent contractor agreement then in effect) or member of the Board.
(t)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, of the Company.

3.	Administration.
(a)This Plan shall be administered by the Administrator, whose actions shall be final and binding on all persons, including Service Providers. The Administrator shall have the sole discretionary authority to construe and interpret the terms of the Plan. The Administrator’s determination with regard to any provision of the Plan shall be conclusive and binding on all Participants.
(b)The Administrator, in good faith and at its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time which Service Providers shall be designated as Participants entitled to participate in the Plan and the terms under which they will be entitled to participate (subject to the terms of the Plan).
(ii)To determine, consistent with Section 2(e), whether or not a transaction or related series of transactions constitutes a Change of Control.
(iii)To determine eligibility for benefits and to determine bonus amounts available under the Plan.
(iv)To establish, change and adjust, in its sole discretion but subject to the last sentence of Section 2(o), the Bonus Percentage for each Participant.
Notwithstanding the foregoing, the Administrator shall not have the authority to, and may not execute and deliver any Participation Agreement(s) that would cause, or take any action that would otherwise result in, the aggregate Bonus Percentages of all Participants to exceed 100% at any time.

Exhibit D-3

(c)The Administrator may delegate some or all of its powers and responsibilities under the Plan, with the Board’s consent, to one or more officers of the Company, in which case references herein to the “Administrator” shall also be deemed to refer to such delegated person(s).
(d)No member of the Board or any person acting in the capacity of Administrator will be liable for any action or determination made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan shall be borne by the Company or its successor. No members of the Board or person acting in the capacity of Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Board and each person acting in the capacity of Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4.	Eligibility.
Service Providers will only become “Participants” in the Plan by executing a Participation Agreement provided to them by the Administrator. Other than any Service Provider who ceases to be a Service Provider pursuant to a written agreement or instrument (including but not limited to a letter or resignation, a notice of termination or a severance agreement) terminating such individual’s service to the Company subject to, conditioned upon and effective at or immediately prior to the Closing (such individual, a “Transition Service Provider”), a Service Provider will cease to be a Participant at such time as he or she ceases to be a Service Provider for any reason at any time prior to the Closing. Any Transition Service Provider shall be deemed to be a Service Provider and Participant at the Closing for purposes of this Plan. Only Participants who are Service Providers at the Closing may receive payments pursuant to the Plan.

5.	Allocation of Bonus Pool.
(a)The allocation of the Bonus Pool to individuals designated as Participants shall be set forth in writing from time to time as determined by the Administrator and specified in the applicable Participant’s Participation Agreement. Each Participant’s payment under the Plan (his or her “Bonus Amount”) will be equal to (x) his or her Bonus Percentage (as may be adjusted pursuant to the Plan), multiplied by (y) the amount of the Bonus Pool. The aggregate of the Bonus Percentages set forth in the Participation Agreements with all Participants may not exceed 100% at any time.
(b)If a former Participant ceases to be a Participant at any time prior to the Closing, such former Participant’s Bonus Percentage shall be forfeited and be available for reallocation and distribution under this Plan at or prior to the Closing as determined by the Administrator or pursuant to Section 5(c).
(c)In the event that the sum of the Bonus Percentages of all Participants at the Closing is less than 100%, then the amount by which 100% exceeds such sum (the “Unallocated Portion”) shall be allocated among all Participants at the Closing by way of ratably increasing the Bonus Percentage of each such Participant in proportion to such Participants’ Bonus Percentage immediately prior to such allocation of the Unallocated Portion, so that after such allocation of the Unallocated Portion, the sum of the Bonus Percentages of all Participants at the Closing is equal to 100%.

6.	Distributions.
(a)If the conditions for distribution set forth in the Plan and a Participant’s Participation Agreement are satisfied, then on or after the Closing Date, each Participant shall be entitled to receive from the Company his or her Bonus Amount in in one or more distributions.
(b)The Bonus Amounts shall be distributed to Participants as soon as practicable after disbursement of the Bonus Pool from the Integration Cost Escrow Fund, but in no event later than the time that amounts disbursed from the Integration Cost Escrow Fund to the Paying Agent for further payment to the Priority Preferred Stockholders are paid to the Priority Preferred Stockholders.
(c)Notwithstanding anything to the contrary in the Plan, in the event that the benefits provided for in this Plan, when taken together with any other benefits otherwise payable to a Participant (such benefits, collectively, the “Payments”) (1) constitute “parachute payments” within the meaning of Section 280G of the Code and (2) but for this Section 6(c), would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s Payments will be reduced and delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999 of the Code (the “Excise Tax”). Unless the Company and the Participant otherwise agree in writing, any

Exhibit D-4

determination required under this Section will be made in writing by a nationally or regionally recognized certified public accounting firm selected by the Company or such other person or entity to which the Company and the Participant mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. If a reduction in payments or benefits constituting “parachute payments” is necessary so that no portion of the Payments is subject to the Excise Tax, the reduction shall occur in the following order: (1) reduction of cash payments under this Plan; (2) reduction of cash payments constituting severance payable upon termination of employment; (3) reduction of cash payments pursuant to other benefits paid or provided to the Participant in connection with or as a result of a Change of Control; and (4) acceleration of equity awards. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Participant’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro‑rata basis. In no event shall the Participant have any discretion with respect to the ordering of reductions in payments or benefits. In the event of any reduction in the payment of any Bonus Amount to a Participant under the Plan as a result of this Section 6(c), the amount of such reduction shall be reallocated among all other Participants at the time of such reduction by way of ratably increasing the Bonus Amounts of each such other Participant in proportion to such other Participants’ Bonus Percentages, subject to the limitations of this Section 6(c); in the event that any portion of any Bonus Amount remains unallocated after the application of this sentence to each reduction in Bonus Amounts pursuant to this Section 6(c), such unallocated portion shall not be payable under this Plan and instead be disbursed from the Integration Cost Escrow Fund to the Paying Agent for further payment to the Priority Preferred Stockholders.
For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section. Any good faith determinations of the Firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.
Notwithstanding the foregoing, to the extent the Company submits any portion of the Payments payable to such Participant to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G‑1 Q&A 7, the foregoing provisions shall not apply following such submission and the portion of the Payments will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, any portion of the Payments required by the results of such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 6(c).

7.	Amendment or Termination of the Plan.
(a)The Board may, at any time prior to the Closing, amend the Plan; provided, however, that in no event may any amendment unilaterally impair the rights of Participants (including, without limitation, reducing the Bonus Percentage of any Participant) without such Participant’s written consent except as may be required by applicable law or as necessary to correct an administrative error. This Plan shall be assumed by any successor to or acquirer of the Company to the extent that benefits remain payable under this Plan.
(b)The Plan shall automatically terminate upon the completion of all payments under the terms of the Plan. The Plan (including any obligation by the Company to make payments under all then-outstanding Participation Agreements) shall automatically terminate upon earlier to occur of any of the following events if such event occurs prior to the Closing: (i) the closing date of a recapitalization of the Company that results in the elimination of the existing liquidation preferences with respect to all the outstanding shares of the Company’s preferred stock, (ii) the closing date of the Company’s initial public offering of its common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended; or (iii) December 31, 2016.

8.	No Equity Interest.
Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

Exhibit D-5

9.	No Guarantee of Future Service.
Neither the designation of a Service Provider as a Participant nor the execution of a Participation Agreement shall provide any guarantee or promise of continued service of the Participant with the Company (or any Parent or Subsidiary), and the Company (or any Parent or Subsidiary employing a Participant) retains the right to terminate the employment or service of any Service Provider at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

10.	Tax Withholding.
The Company shall withhold or cause to be withheld from any distributions under the Plan any amount required to satisfy the Company’s income, employment and other tax withholding obligations under federal, state and other applicable law. By executing a Participation Agreement, Participant acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service will determine that the Plan benefits are not deferred compensation within the meaning of Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”). Each Service Provider agrees that if the Internal Revenue Service determines that the Plan benefits are deferred compensation, Participant shall be solely responsible for Participant’s costs related to such a determination, if any.

11.	Funding.
The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

12.	Bonus Plan.
The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation 2510.3‑2(c) and shall be construed and administered in accordance with such intention.

13.	Nonassignability.
The Company may not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under any Participation Agreement unless the Board reasonably believes that the assignee or transferee has sufficient resources to satisfy the obligations under such Participation Agreement. No Participant may assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under any Participation Agreement without the Administrator’s prior written consent other than by will, by the laws of descent and distribution or pursuant to a domestic relations order.

14.	Code Section 409A.
The Company and each Participant will work together in good faith to consider either (i) amendments to the Plan; or (ii) revisions to the Plan with respect to the payment of any bonus amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A. It is intended that this Plan is exempt from or comply with Section 409A to the extent applicable.

15.	Choice of Law.
All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.

16.	Headings.
The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

17.	Successors and Assigns.
Subject to Section 13, the Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and upon a Change of Control the Company shall use commercially reasonable efforts to cause the acquirer to assume the Company’s obligations and liabilities hereunder. Subject to Section 13, each Participation Agreement shall be binding upon and shall inure to the benefit of the Participant and his or her heirs, executors, administrators or permitted successors or assigns.

18.	Notices.
Any notice required or permitted hereunder or any Participation Agreement shall be in writing, shall reference the Plan and/or such Participation Agreement and shall be deemed to be properly given: (i)

Exhibit D-6

when delivered personally; (ii) when sent by facsimile; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with an overnight private industry express courier or transmission via electronic mail to the electronic mail address of the Participant set forth in the Participation Agreement. All notices shall be sent to the address set forth below or to such other address as may be designated by the Company or a Participant, respectively, by giving written notice to the Participant or Company, respectively, pursuant to this Section.
If to the Company:
DFine, Inc.
3047 Orchard Parkway
San Jose, CA 95134
Attn: Chief Executive Officer
If to a Participant:
to the address specified on the signature page of the Participation Agreement
[Signature Page Follows]

This DFine, Inc. 2016 Management Bonus Plan is executed by a duly authorized officer of the Company after adoption of the Plan by the Board, effective as of July 5, 2016.
DFine, Inc.

By:_________________
Name:______________

Title:_______________

EXHIBIT A
DFINE, Inc.
2016 MANAGEMENT BONUS Plan
PARTICIPATION AGREEMENT
To: _________________
DFine, Inc. (the “Company”) has designated you as a “Participant” who is eligible to participate in the DFine, Inc. 2016 Management Bonus Plan (the “Plan”). By signing and returning this Participation Agreement, you will become a “Participant” in the Plan. Your participation in the Plan is contingent upon your continued employment with or service as service provider to the Company up to the date of a “Change of Control” (as defined in the Plan) and your agreement to the terms of the Plan and this Participation Agreement. The terms of the Plan are incorporated by reference and, in the case of any conflict between this Participation Agreement and the terms of the Plan, the terms of the Plan will govern. Defined terms capitalized but not defined in this Participation Agreement have the meanings assigned to them in the Plan.

Exhibit D-7

For purposes of the Plan, your “Bonus Percentage” (the percentage of the Bonus Pool that has been allocated to you) is _______________________ percent (_______%).
As noted in the Plan, Bonus Amounts may only be earned if there is a Closing of a Change of Control transaction and only if there is a disbursement from the Integration Cost Escrow Fund to the Surviving Corporation for further payment to participants in the Plan, as provided in Section 2.18 of the Merger Agreement. Whether you earn the right to receive your potential Bonus Amount is governed by the Plan and the Merger Agreement. You hereby acknowledge that the Company is an “at will” employer. That means that you and the Company have the right to terminate your employment or consulting relationship at any time, with or without advance notice, and with or without cause. Nothing in this Participation Agreement changes the “at will” nature of your employment or consultancy.
In consideration of your designation as a Participant and as a material inducement to the Company entering into this Participation Agreement and providing you with the opportunity to receive the Bonus Amount, which you acknowledge exceeds any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, stockholders and employees (the “Released Parties”) all claims, complaints, grievances or charges of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not limitation, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the federal Worker Adjustment Retraining Notification Act (“WARN Act”) under 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act (or any comparable law in any jurisdiction). You represent that you have not filed or initiated or caused to be filed or initiated any lawsuits, claims, complaints, administrative grievances or charges against any Released Party in any court or with any government agency. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any claims that are waived, released and/or discharged herein.
You also agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.
Notwithstanding the foregoing, you and the Company acknowledge and agree that you are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. You further agree that, to the extent permissible by law, you will provide the Company at least five (5) days prior written notice of any such charge or investigation.
You and the Company agree that this Participation Agreement is not an admission of guilt or liability on the part of you or the Company under any federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.

Exhibit D-8

You agree that you will keep information about the Plan confidential both within and outside of the Company except to the extent necessary to enforce your rights hereunder or as otherwise required under applicable law. This information includes, but is not limited to, your participation levels and benefits and confidential information about employees, the Company’s operations, strategies and management, information related to the Plan and non-public information related to the Change of Control transaction (“Confidential Information”). You understand and agree that you will not reveal any Confidential Information without the express written consent of the Company except to the extent necessary to enforce your rights hereunder or as otherwise required under applicable law, provided, however, that you may disclose Confidential Information to your personal lawyer or tax and financial advisors for the purposes of personal legal, tax, financial and estate planning advice. The Company has the right to cancel any Bonus Amounts otherwise payable to you under the Plan following any unauthorized disclosure of any Confidential Information by you.
You understand and agree that discussing, revealing or in any way communicating the Confidential Information to a non‑authorized person or entity is grounds for immediate termination of employment or other service relationship.
You acknowledge and agree that payments under the Plan shall be subject to all applicable federal, state and local withholding taxes that the Company reasonably determines should be withheld with respect to such payments.
By their signatures below, you and the Company agree that the Plan and any Bonus Amounts are governed by this Participation Agreement and by the provisions (specifically including, but not limited to, the conditions precedent to receiving a distribution under the Plan and the amendment provisions) of the Plan, a copy of which is attached to and made a part of this document. You acknowledge receipt of a copy of the Plan, represent that you have read and are familiar with its provisions and acknowledge that decisions and determinations by the Administrator under the Plan shall be final and binding on you.

COMPANY:

DFine, Inc.

By:    ____________________________
Name:    ____________________________
Title:    ____________________________

Accepted and Agreed:

PARTICIPANT:

______________________________
(Signature of Participant)

Name:	____________________________

Address:	____________________________
____________________________
____________________________
E‑Mail:        ____________________________

Exhibit D-9

ATTACHMENT:    DFine, Inc. 2016 Management Bonus Plan

Exhibit E-1

Exhibit E – Distribution Agent Agreement

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document are marked with a ***.

Exhibit A
to
Disbursing Agent Agreement

Exhibit E-2

Name	Payable Amount (Initial Closing)	Pro Rata Share of Escrow Funds	1099 Tax Reporting	Reportable Amount (If Different than Payable Amount)	Wire Instructions or Mailing Address for Check	Initial Closing Payment Made By Parent	Initial Closing Payment Made By Disbursing Agent
BBT Fund, L.P.	***	***	N/A	N/A	***
Floyd G. Larson	***	***		N/A	***
J. Casey McGlynn	***	***		N/A	***
OrbiMed Private Investments IV, LP	***	***	N/A	N/A	***	Yes
Polycomp Trust Company Cust FBO J. Casey McGlynn A/C#CMJ1500	***	***		N/A
Prospect Venture Partners III, L.P.	***	***	N/A	N/A	***
Saint John's University	***	***		N/A	***
SightLine Healthcare Opportunity Fund, LLC	***	***	N/A	N/A	***	Yes
Sightline Healthcare Opportunity Fund II, L.P.	***	***	N/A	N/A	***	Yes
Sightline Healthcare Opportunity Fund II-A, L.P.	***	***	N/A	N/A	***	Yes
Sightline Healthcare Opportunity Fund II-B, L.P.	***	***	N/A	N/A	***	Yes
Sightline Partners LLC	***	***	N/A	N/A	***	Yes
Split Rock Partners II, LP	***	***	N/A	N/A	***	Yes
Split Rock Partners, LP	***	***	N/A	N/A	***	Yes
Stephen Brandt	***	***		N/A
The Board of Trustees of The Leland Stanford Junior University (DAPER I)	***	***	N/A	N/A	***
Trellis Health Ventures II L.P.	***	***		N/A
Vanguard VII Accredited Affiliates Fund, L.P.	***	***	N/A	N/A	***
Vanguard VII Qualified Affiliates Fund, L.P.	***	***	N/A	N/A	***
Vanguard VII, L.P.	***	***	N/A	N/A	***
Vanguard VII-A, L.P.	***	***	N/A	N/A	***
WS Investment Company, LLC (2009A)	***	***	N/A	N/A	***
WS Investment Company, LLC (2009C)	***	***	N/A	N/A	***
WS Investment Company, LLC (2010A)	***	***	N/A	N/A	***
WS Investment Company, LLC (2011A)	***	***	N/A	N/A	***
WS Investments Company, LLC	***	***		N/A	***
Total	$51,331,461.21	100.00%
Total Paid By Parent at Closing	***
Total Payable by Disbursing Agent	***

Exhibit F-1

Exhibit F – Form of Certificate of Merger

CERTIFICATE OF MERGER

MERGING

MMS TRANSACTION CO.

INTO

DFINE, INC.

* * * * * * *

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “Law”), DFine, Inc., a corporation organized and existing pursuant to the Law (“DFine”),

DOES HEREBY CERTIFY:

FIRST: The name and state of incorporation of each of the constituent corporations of the Merger (as defined below) are:

(a) DFine, Inc., a Delaware corporation, and

(b) MMS Transaction Co., a Delaware corporation (“MMS”).

SECOND: That an Agreement and Plan of Merger (the “Agreement”) has been approved, adopted, executed and acknowledged by each of DFine and MMS, in accordance with Section 251 of the Law, whereby MMS shall be merged with and into DFine (the “Merger”), with DFine being the surviving corporation.

THIRD: That the name of the surviving corporation is DFine, Inc.

FOURTH: That the Amended and Restated Certificate of Incorporation of DFine, which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the surviving corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation.

FIFTH: An executed copy of the Agreement is on file at the office of the surviving corporation, located at 1600 West Merit Parkway, South Jordan, Utah 84095.

SIXTH: A copy of the Agreement will be furnished by the surviving corporation, without charge, at the request of any stockholder of DFine or MMS.

SEVENTH: That the Merger shall be effective upon the filing and acceptance of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

Exhibit F-2

IN WITNESS WHEREOF, said DFine, Inc., a Delaware corporation, has caused this Certificate of Merger to be executed by an authorized officer on July 6, 2016.

DFine, Inc., a Delaware corporation

By: ______________________________________
Name:
Its:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DFINE, INC.

* * * * * *

FIRST:	The name of this corporation is DFine, Inc. (the “Corporation”).

SECOND:
Its Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value.

FIFTH:
The personal liability of any officer or director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as an officer or a director is hereby eliminated to the fullest extent permitted by Delaware laws. In the event the applicable Delaware law or this Article Fifth is repealed or amended to decrease or limit in any manner the protection or rights available to directors hereunder, such repeal or amendment shall not be retroactively applied in determining the personal liability of a director pursuant to this Article Fifth prior to the enactment of such amendment.

SIXTH:	The board of directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH:	The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Delaware laws.

Exhibit G-1

Exhibit G – Form of Letter of Transmittal

Letter of Transmittal
To Surrender Shares of Capital Stock of
DFine, Inc.
In Exchange for Closing Per Share Merger Consideration
(and such additional portion of the Merger Consideration to which the undersigned may be entitled)
Pursuant to the Merger
of
MMS Transaction Co.
with and into
DFine, Inc.

DELIVERY INSTRUCTIONS:

Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095
Attention: Brian G. Lloyd, Chief Legal Officer

For telephone assistance, please call: 801-253-1600

YOU WILL NOT RECEIVE ANY MERGER CONSIDERATION UNTIL YOU HAVE DELIVERED THIS LETTER OF TRANSMITTAL ALONG WITH YOUR COMPANY STOCK CERTIFICATE(S). DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. YOU MUST SIGN THIS LETTER OF TRANSMITTAL IN THE APPROPRIATE SPACE PROVIDED BELOW, WITH SIGNATURE GUARANTEE (IF REQUIRED), AND COMPLETE THE SUBSTITUTE FORM W-9 SET FORTH BELOW (IF REQUIRED). YOU SHOULD CAREFULLY READ THE INSTRUCTIONS SET FORTH IN THIS LETTER OF TRANSMITTAL BEFORE COMPLETING THIS LETTER OF TRANSMITTAL.

Ladies and Gentlemen:
This Letter of Transmittal is being delivered to you in connection with the merger (the “Merger”) of MMS Transaction Co. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Merit Medical Systems, Inc. (“Parent”), a Utah Corporation, with and into DFine, Inc. (the “Company”), a Delaware corporation pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub, the Company, the Priority Preferred Stockholders identified therein and Shareholder Representative Services LLC, as the Stockholder Representative (the “Merger Agreement”), dated July 6, 2016 (the “Effective Time”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. If you would like to request an additional copy of the Merger Agreement, please contact the office of the Corporate Secretary of Parent at Merit Medical Systems, Inc., 1600 West Merit Parkway, South Jordan, Utah 84095, Attn: Corporate Secretary.

Pursuant to the Merger Agreement, Merger Sub merged with and into the Company pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Other than any shares of Common Stock or Preferred

Exhibit G-2

Stock of the Company (collectively “Capital Stock”) owned by the Company, Parent, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries (collectively, the “Exception Shares”) or any shares of Capital Stock held by a holder who properly exercises appraisal rights of such shares in accordance with Section 262 of the DGCL or dissenters’ rights in accordance with Chapter 13 of the California Corporations Code (the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL or dissenters’ rights under the California Corporations Code (the “CCC”), with respect to such shares in which case such shares of Capital Stock will no longer be Dissenting Shares), at the Effective Time, each share of Capital Stock of the Company that was issued and outstanding immediately prior to the Effective Time (collectively, the “Shares”) was cancelled and automatically converted into the right to the Closing Per Share Merger Consideration, if any, associated with the respective class and series of Capital Stock in cash, without interest, together with any amounts that may become payable in respect of such share of Capital Stock in the future from the Escrow Funds or in respect of the Post-Closing Adjustment or the Stockholder Representative Expense Fund, in each case, at the respective times and subject to the contingencies and terms specified in the Merger Agreement and the Escrow Agreement (collectively, the “Per Share Consideration”). The Exception Shares were cancelled without payment at the Effective Time in accordance with the applicable provisions of the Merger Agreement. The Dissenting Shares will be addressed as provided in Section 2.10 of the Merger Agreement, Section 262 of the DGCL and Chapter 13 of the CCC. Due to the liquidation preferences associated with the Series E Preferred Stock and Series F Preferred Stock, the Per Share Consideration associated with the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is zero. Each registered holder of Shares of Series E Preferred Stock and Series F Preferred Stock (the “Priority Preferred Stock”) is entitled to receive in exchange for the surrender of such Shares an amount equal to the Per Share Consideration associated with such series of Priority Preferred Stock multiplied by the number of Shares surrendered, all on the terms and conditions set forth in the Merger Agreement (the “Merger Consideration”).

Each registered holder of Shares, including each registered holder of any stock certificate(s) representing Shares as of immediately prior to the Effective Time (“Certificate(s)”), who wishes to surrender such Shares for the Merger Consideration must complete this Letter of Transmittal in its entirety and comply with all of its terms and conditions. Please read this entire Letter of Transmittal carefully. The instructions included in this Letter of Transmittal must be followed. Delivery of this Letter of Transmittal other than as set forth herein will not constitute a valid delivery. You must sign this Letter of Transmittal where indicated below (with signature guarantee, if required) and complete the Substitute Form W-9 provided herein (if required).
The undersigned hereby surrenders the above-described Shares for the purpose of receiving the Merger Consideration in exchange for such Shares, pursuant to and subject to the terms set forth in the Merger Agreement and this Letter of Transmittal, receipt of which is hereby acknowledged. The undersigned agrees that the surrender of such Shares shall be irrevocable. Delivery of any Certificate(s) shall be effected, and risk of loss with respect to such Certificate(s) shall pass, only upon proper delivery thereof in accordance with this Letter of Transmittal. The Disbursing Agent shall be Citibank, N.A. The undersigned understands that surrender is not made in acceptable form until the receipt by Parent, of this Letter of Transmittal, or copy hereof, duly completed and signed, and of the Shares surrendered hereby, together with all accompanying evidences of authority, which evidences of authority shall be in form reasonably satisfactory to Parent.
The undersigned hereby confirms that (i) the undersigned has full power and authority to execute and deliver this Letter of Transmittal and to surrender, sell, assign and transfer the Shares surrendered herein, (ii) immediately prior to consummation of the Merger, the undersigned had good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, and (iii) the payment of the Merger Consideration in exchange for such Shares surrendered hereby will discharge completely any and all obligations of Parent, the Company and the Disbursing Agent with respect to such Shares. The undersigned will, upon request, execute and deliver any additional

Exhibit G-3

documents deemed by Parent to be necessary or desirable to complete the surrender of such Shares and the delivery of any Certificate(s) for the Merger Consideration.
The undersigned acknowledges and agrees (i) to the appointment of Shareholder Representative Services LLC as the undersigned’s representative and agent pursuant to the terms of the Merger Agreement and (ii) to be bound by the terms and conditions set forth in Articles VII and VIII of the Merger Agreement as a Priority Preferred Stockholder, including without limitation the indemnification provisions in favor of the Stockholder Representative in Section 8.01(c) thereof.

Unless otherwise indicated herein under “Special Payment Instructions,” the Disbursing Agent will mail a check (or if wire instructions are indicated on the signature page hereof, send a wire transfer) for the Merger Consideration in the name(s) of the undersigned. Similarly, unless otherwise indicated under “Special Delivery Instructions,” the Disbursing Agent will mail a check (or if wire instructions are indicated on the signature page hereof, send a wire transfer) for the Merger Consideration for the Shares (and accompanying documents as appropriate) to the undersigned at the address shown below the undersigned’s signature(s). In the event that both “Special Payment Instructions” and “Special Delivery Instructions” are completed, the Disbursing Agent will issue the check (or if wire instructions are indicated on the signature page hereof, send a wire transfer) for the Merger Consideration for the Shares surrendered hereby in the name(s) of, and mail the check to, the person so indicated.

All questions as to the validity of any surrender of Shares or mailing or delivery of this Letter of Transmittal will be determined by Parent (which may delegate power to make such determination in whole or in part to its legal counsel), and such determination will be final and binding. Parent reserves the absolute right to reject any or all Shares surrendered hereby or Letters of Transmittal to the extent not in the form required by the Merger Agreement or the instructions hereto or the payment for which is unlawful. Parent also reserves the absolute right to waive any defect or irregularity in the surrender of any Shares, Certificate(s) or Letters of Transmittal. None of the Company, Parent (or any of its affiliates), the Disbursing Agent nor any other person will be under any duty to give notification of any defects or irregularities in any surrender of Shares, Certificate(s) or Letter of Transmittal or will incur any liability for failure to give any such notification to any person (even if such notification is given to other persons). A surrender will not be deemed to have been made until all irregularities have been cured or waived.

If any Certificate(s) you are surrendering has been mutilated, lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by you claiming such Certificate(s) to be mutilated, lost, stolen or destroyed and, if required by Parent, the payment by you of any applicable fees of Parent, Parent will, in exchange for such mutilated, lost, stolen or destroyed Certificate(s), pay or cause to be paid the consideration deliverable in respect of the Shares formerly represented by such Certificate(s) pursuant to the Merger Agreement. If any Certificate(s) you are surrendering has been mutilated, lost, stolen or destroyed, see Instruction 8.

IN ORDER TO RECEIVE THE MERGER CONSIDERATION, YOU MUST FOLLOW THE INSTRUCTIONS IN THIS LETTER OF TRANSMITTAL. NO INTEREST WILL ACCRUE ON ANY CASH PAYMENT DUE TO YOU.
NOTE: SIGNATURES MUST BE PROVIDED BELOW.

Exhibit G-4

DESCRIPTION OF SHARES SURRENDERED

Shares Surrendered (Attach additional list if necessary)
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on Share Certificate(s))	Certificate Number(s)	Class and Series of Stock*	Total Number of Shares Represented by Certificate(s)	Number of Shares Surrendered**

Total:
Series E Preferred Stock
Series F Preferred Stock
Other Capital Stock

*	Please list shares of a different class and series separately.

**	Unless otherwise indicated, it will be assumed that all Shares represented by any certificates delivered to Parent are being surrendered.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
You must sign this Letter of Transmittal in the appropriate space provided below, with signature guarantee if required, and complete, as applicable, Internal Revenue Service Form W-9, the Substitute Form W-9 provided below, or the appropriate Internal Revenue Service Form W-8.
NOTE: SIGNATURES MUST BE PROVIDED BELOW
PLEASE READ ACCOMPANYING INSTRUCTIONS CAREFULLY
☐ CHECK HERE IF SHARE CERTIFICATES HAVE BEEN MUTILATED, LOST, STOLEN OR DESTROYED. SEE INSTRUCTION 8.
☐ CHECK HERE IF SURRENDERED SHARES ARE ENCLOSED HEREWITH.
☐ CHECK IF YOU ARE REQUESTING A WIRE TRANSFER (AND COMPLETE THE WIRE TRANSFER SECTION BELOW.

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 5, 6 and 7)
To be completed ONLY if the check (or if wire instructions are indicated on the signature page hereof, the wire transfer) for the Merger Consideration payable in respect of the Shares surrendered hereby (less the amount of any federal income and backup withholding taxes required to be withheld) is to be

Exhibit G-5

issued in the name of someone other than the undersigned. The transferee must complete the Substitute Form W-9, or Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8.
☐ CHECK IF YOU ARE REQUESTING A CHECK (AND COMPLETE THE CHECK SECTION BELOW)
☐ CHECK IF YOU ARE REQUESTING A WIRE TRANSFER (AND COMPLETE THE WIRE TRANSFER SECTION BELOW.
Issue check to:

Name:        __________________________________________
(Please Type or Print)
Address:        __________________________________________
__________________________________________

__________________________________________
(City, State, Zip Code)

__________________________________________
(Taxpayer Identification Number)

Or
Make Wire Transfer to:
Bank Name:     _______________________________________
Bank Address:    _______________________________________
ABA #:        _______________________________________
Account #:     _______________________________________
Account Holder:    _______________________________________

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 5, 6 and 7)
To be completed ONLY if the check for the Merger Consideration payable in respect of the Shares surrendered hereby (less the amount of any federal income and backup withholding taxes required to be withheld) is to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown below the undersigned’s signature(s).
Mail check to:
Name:        __________________________________________
(Please Type or Print)
Address:        __________________________________________
__________________________________________

Exhibit G-6

__________________________________________
(City, State, Zip Code)

__________________________________________
(Taxpayer Identification Number)

Transfer Reason - Check only one: All transfers will be assumed to be gifts if no reason is provided. If we receive documentation (e.g., death certificate) indicating that the registered shareowner is deceased, the transfer reason will default to death.
☐ Gift - Date of Gift: / /         (Gift applies to certificates only)
☐ Private Sale - Date of Sale: / /     Value per Share: USD _____________
☐ Death - Date of Death: / /         Value per Share: USD _____________
☐ None of the above - Please specify:
______________________________________________________________________________

______________________________________________________________________________

1.	You may wish to consult with your tax advisor on the definition and tax implications for each type of transfer.

2.	If not provided, gift date for certificates will default to the date that the transfer is processed. For book entry shares, the gift date will always be the date that the transfer is processed.

3.
Date of Sale/Death will default to the date that the transfer is processed unless provided. For transfers due to death, date of death will default to the date indicated in the documents (e.g., death certificate) received with the transfer instructions, if any.

4.	The requested information is required to determine cost basis to be applied per beneficiary.

SIGN HERE
(Please complete and submit the Substitute Form W-9 below, Internal Revenue Service Form W-9, or the appropriate Internal Revenue Service Form W-8, as applicable)

Exhibit G-7

Signature(s) of Stockholder(s)	Date
___________________________________________	_______________, 201_
___________________________________________	_______________, 201_
Name(s):	_________________________________________________________ (Please Type or Print)
_________________________________________________________ (Please Type or Print)
Capacity(full title):	_________________________________________________________

☐ CHECK IF YOU ARE REQUESTING A CHECK (AND COMPLETE THE CHECK SECTION BELOW
☐ CHECK IF YOU ARE REQUESTING A WIRE TRANSFER (AND COMPLETE THE WIRE TRANSFER SECTION BELOW. NO WIRE TRANSFER FEE SHALL BE DEDUCTED FROM THE MERGER CONSIDERATION WITH RESPECT TO ANY WIRE TRANSFERS REQUESTED HEREUNDER.

Address:	_________________________________________________________
_________________________________________________________ (City, State and Zip Code)
Area Code and Telephone Number:	_________________________________________________________
Make Wire Transfer to:
Bank Name: _______________________________________
Bank Address:_______________________________________
ABA #:_______________________________________
Account #: _______________________________________
Account Holder:_______________________________________

(Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

GUARANTEE OF SIGNATURE(S)
(If required; see Instructions 1 and 4)
(For use by Eligible Institutions only. Place medallion guarantee in space below.)

Exhibit G-8

Name of Firm:	_________________________________________________________
Address:	_________________________________________________________
_________________________________________________________ (City, State and Zip Code)
Authorized Signature:	_________________________________________________________
Name:	_________________________________________________________ (Please Type or Print)
Area Code and Telephone Number:	_________________________________________________________
Dated:	_______________, 201_

INSTRUCTIONS
1. Guarantee of Signatures. Signatures on this Letter of Transmittal need not be guaranteed (i) if this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered herewith and such holder(s) has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on this Letter of Transmittal or (ii) if Shares surrendered herewith are surrendered for the account of an Eligible Institution. See Instruction 4. Except as provided in the preceding sentence, all signatures on this Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each an “Eligible Institution”).
2. Delivery of Letter of Transmittal and Certificate(s). This Letter of Transmittal should be completed and signed by the record holder or holders of the Shares listed in the box marked “Description of Shares Surrendered” beginning on page 2 of this Letter of Transmittal (unless the listed Shares have been transferred or assigned, in which case this Letter of Transmittal should be signed by the transferee or assignee). This Letter of Transmittal, together with any surrendered Certificate(s) listed on this form, should be delivered in the manner provided on page 1 of this Letter of Transmittal.

The method of delivery of this Letter of Transmittal, the Shares surrendered hereby and all other required documents is at the option and risk of the surrendering shareholder and the delivery will be deemed made only when actually received by Parent and otherwise in accordance with the terms of this Letter of Transmittal. If delivery is by mail, we recommend that any Certificate(s) and documents be sent by registered mail, properly insured, with return receipt requested.

All questions as to the validity of any surrender of Shares or Certificate(s) or mailing or delivery of this Letter of Transmittal will be determined by Parent (which may delegate power to make such determination in whole or in part to its legal counsel)), and such determination will be final and binding. Parent reserves the absolute right to reject any or all Shares or Certificate(s) surrendered hereby or Letters of Transmittal to the extent not in the form required by the Merger Agreement or the instructions hereto or the payment for which is unlawful. Parent also reserves the absolute right to waive any defect or irregularity in the surrender of any Shares or Certificate(s) or Letters of Transmittal. None of the Company, Parent (or any of its affiliates), the Disbursing Agent nor any other person will be under any duty to give notification of any defects or irregularities in any surrender of Shares or Certificate(s) or Letter of Transmittal or will incur any liability for failure to give any such notification to any person (even if such notification is given to other

Exhibit G-9

persons). A surrender will not be deemed to have been made until all irregularities have been cured or waived.
3. Inadequate Space. If the space provided herein is inadequate, the Certificate numbers and/or the number of Shares and any other relevant information should be listed on a separate signed schedule attached hereto.
4. Signatures on Letter of Transmittal; Stock Powers and Endorsements.
(a) Exact Signatures.
If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the certificates without alteration, enlargement or any change whatsoever.
(b) Joint Holders.
If any of the Shares surrendered hereby are held of record by two or more persons, all such persons must sign this Letter of Transmittal.
(c) Different Names on Certificates.
If any of the Shares surrendered hereby are registered in different names on different certificates or (in the case of Shares not represented by certificates) in different accounts, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Shares.
(d) When Endorsements or Stock Powers are Not Required.
If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, no endorsements of certificates or separate stock powers are required unless payment of the Merger Consideration is to be made in the name of any person other than the registered holder(s). Signatures on any such certificates or stock powers must be guaranteed by an Eligible Institution.
(e) When Endorsements or Stock Powers are Required.
If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares surrendered hereby, certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates for such Shares. Signature(s) on any such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.
(f) Evidence of Fiduciary or Representative Capacity.
If this Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Parent may, in its discretion, demand proper evidence satisfactory to Parent of the authority of such person so to act must be submitted.
5. Stock Transfer Taxes. Parent will pay any stock transfer taxes imposed on the sale and transfer of any Shares to it or its order (for the avoidance of doubt, transfer taxes do not include U.S. federal income taxes or backup withholding taxes). If, however, payment of the Merger Consideration is to be made to any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Shares to Parent pursuant to the Merger, then the amount of any stock transfer taxes (whether

Exhibit G-10

imposed on the registered holder(s) or otherwise) will be deducted from the Merger Consideration unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.
Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Share certificates listed in this Letter of Transmittal.
6. Special Payment and Delivery Instructions. If payment for the Merger Consideration related to any Shares surrendered hereby is to be issued (or if wire instructions are indicated on the signature page hereof, the wire transfer is to be made) in the name of a person other than the person(s) signing this Letter of Transmittal, or if the check for the Merger Consideration is to be sent to an address different from that of the person signing this Letter of Transmittal, then the “Special Payment Instructions” on page 8 of this Letter of Transmittal and/or “Special Delivery Instructions” on page 9 of this Letter of Transmittal must be completed. To complete your transfer request you must also indicate above a Transfer Reason by executing the Transfer Reason box above.
7. Tax Information and Substitute Form W-9. Under U.S. federal income tax law, a stockholder that is a non-exempt U.S. person who surrenders Shares is required by law to provide Parent with its correct taxpayer identification number. Failure to provide Parent with the correct taxpayer identification number may subject the stockholder to penalties. In addition, under the U.S. federal income tax laws, Parent may be required to (or cause the Disbursing Agent to) withhold and pay over to the Internal Revenue Service backup withholding at a rate of 28% from any payments of the Merger Consideration made in respect of Shares surrendered hereby.
To avoid penalties and backup withholding, surrendering U.S. stockholders and, if applicable, any other payee, must provide Parent with the correct taxpayer identification number and certify that it is not subject to such backup withholding by completing the Substitute Form W-9 included in this Letter of Transmittal or Internal Revenue Service Form W-9. In general, if a stockholder or payee is an individual, the taxpayer identification number is the social security number of such individual.
Certain stockholders or payees (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding requirements. Non-U.S. stockholders should certify their non-U.S. status on the appropriate Internal Revenue Service Form W-8 (a copy of which may be obtained from Parent or online at www.irs.gov) to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if Shares are held in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
Failure to complete and provide Internal Revenue Service Form W-9 or the Substitute Form W-9 will not, by itself, cause Shares to be deemed invalidly surrendered, but may require Parent to (or cause the Disbursing Agent to) withhold 28% of the amount of any payments made pursuant to the Offer. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment generally will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. Failure to complete and return Internal Revenue Service Form W-9 or the Substitute Form W-9 may result in backup withholding of 28% from any payments of Merger Consideration made to you in respect of Shares surrendered hereby. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details.
8. Mutilated, Lost, Stolen or Destroyed Certificates. If the certificate(s) representing Shares to be surrendered have been mutilated, lost, stolen or destroyed, stockholders should (i) complete this Letter of Transmittal and check the appropriate box above and contact Bryan Allen, at Parr Brown Gee & Loveless,

Exhibit G-11

counsel to Parent, at (801) 257-7963, for further instructions on replacing your certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen certificates have been completed.
9. Requests for Assistance or Additional Copies. Requests for assistance or additional copies of this Letter of Transmittal may be obtained from Bryan Allen, at Parr Brown Gee & Loveless, counsel to Parent, at (801) 257-7963.

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number
Part 1 - Please provide your taxpayer identification number in the box at right. See the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, below, for more information on what number to enter.
Social Security Number or Employer Identification Number __________________________
CHECK APPROPRIATE BOX FOR FEDERAL TAX CLASSIFICATION.

□ Individual/sole proprietor
□ Trust/estate
□ C corporation
□ S corporation
□ Limited liability company □ Partnership
□ Other __________________________________

CHECK APPROPRIATE BOX(ES) IF APPLICABLE. See the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, below, for more information.

□ Exempt payee
□ Awaiting Taxpayer Identification Number

PLEASE fill in your name and address. Name Address
Part 2 - certification

Under penalties of perjury, I certify that:

The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and
I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
I am a U.S. citizen or other U.S. person, including a U.S. resident alien.

You must cross out item 2 above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest and dividends on your tax return and 2(c) does not apply to you. The Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, below, include the applicable definition of “U.S. person.”

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature __________________________________ Date _____________

Exhibit G-12

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE “AWAITING TAXPAYER IDENTIFICATION NUMBER” BOX IN PART 1 OF THE SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part 2 of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), 28 percent of all payments made to me pursuant to this Offer to Purchase shall be retained until I provide a Tax Identification Number to the payer and that, if I do not provide my Taxpayer Identification number within sixty (60) days, such retained amounts shall be remitted to the IRS as backup withholding.

Signature __________________________________ Date _____________

NOTE:
FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING ON PAYMENTS OF MERGER CONSIDERATION MADE TO YOU IN RESPECT OF SHARES SURRENDERED HEREBY. PLEASE REVIEW ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
Use Internal Revenue Service Form W-9 (available online at www.irs.gov) or the Substitute Form W-9 included in this Letter of Transmittal to (1) provide your correct taxpayer identification number to the payer, (2) certify that the taxpayer information number you are giving is correct (or you are waiting for a number to be issued), (3) certify that you are not subject to backup withholding, or (4) claim exemption from backup withholding.
Parent will provide the Internal Revenue Service Form W-9 instructions upon request. These guidelines are intended to help payees complete the Substitute Form W-9 included in this Letter of Transmittal.
GUIDELINES FOR DETERMINING WHETHER YOU ARE A U.S. PERSON-For U.S. federal tax purposes, you are considered a U.S. person if you are: (a) an individual who is a U.S. citizen or U.S. resident alien, (b) a partnership, corporation, company, or association created or organized in the U.S. or under the laws of the U.S., (c) an estate (other than a foreign estate), or (d) a domestic trust (as defined in Treasury Regulations section 301.7701-7).
Resident aliens may be subject to special rules. Such stockholders should consult a tax advisor to determine their taxpayer identification number and the applicability of certain treaty benefits to them.
If you are not a U.S. person, do not complete Internal Revenue Service Form W-9 or the Substitute Form W-9. Instead, use the appropriate Internal Revenue Service Form W-8 (a copy of which may be obtained from the Depositary or online at www.irs.gov). Internal Revenue Service Form W-8BEN is the version of the Internal Revenue Service Form W-8 that is most likely to apply to non-U.S. stockholders claiming an exemption from backup withholding, but all non-U.S. stockholders should consult a tax advisor to determine which Internal Revenue Service Form W-8 is appropriate.
GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER IN PART 1-Social Security numbers have nine digits separated by two hyphens: i.e.,

Exhibit G-13

000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account			Give the SOCIAL SECURITY number of:
1.	An individual’s account		The individual
2.	Joint account of two or more individuals		The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)
4.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)
	b.	So-called trust account that is not a legal or valid trust under state law	The actual owner(1)
5.	Account of sole proprietorship or disregarded entity owned by an individual		The owner(3)
For this type of account			Give the EMPLOYER IDENTIFICATION number of:
6.	Account of disregarded entity not owned by an individual		The owner
7.	Account of a valid trust, estate, or pension trust		Legal entity(4)
8.	Account of corporation or LLC electing corporate status		The corporation
9.	Account of association, club, religious, charitable, educational or other tax-exempt organization		The organization
10.	Account of partnership or multi-member LLC		The partnership
11.	Account of broker or registered nominee		The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments		The public entity
(1)List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)
You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).

(4)
List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.
GUIDELINES FOR PAYEES THAT DO NOT HAVE A TAXPAYER IDENTIFICATION NUMBER TO GIVE THE PAYER IN PART 1-If you don’t have a taxpayer identification number or you don’t

Exhibit G-14

know your number, obtain Form SS-5, Application for a Social Security Number Card; Internal Revenue Service Form W-7, Application for IRS Individual Taxpayer Identification Number; or Form SS-4, Application for Employer Identification Number, either online at www.ssa.gov or www.irs.gov, or at the local office of the Social Security Administration or the Internal Revenue Service. Complete and submit the form according to its instructions. If you are completing the Substitute Form W-9, check the box marked “Awaiting Taxpayer Identification Number” and complete the Certificate of Awaiting Taxpayer Identification Number.
GUIDELINES FOR DETERMINING WHETHER A PAYEE CAN CHECK THE “EXEMPT PAYEE” BOX IN PART 1-If you are exempt from backup withholding, check the “Exempt payee” box and sign and date the form. Generally, individuals are not exempt from backup withholding. Even if you are exempt from backup withholding, you should submit Internal Revenue Service Form W-9 or the Substitute Form W-9 to avoid possible erroneous backup withholding.
Payments over $600 that are required to be reported and direct sales over $5,000 generally are exempt from backup withholding if made to the exempt payees listed at (1) through (7) below. Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986, as amended.
Payees exempt from backup withholding on all payments include:

1.
An organization exempt from tax under section 501(a), any Individual Retirement Account (IRA), or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

2.	The U.S. or any of its agencies or instrumentalities.

3.	A state, the District of Columbia, a possession of the U.S., or any of their political subdivisions or instrumentalities.

4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

5.	An international organization or any of its agencies or instrumentalities.
Other payees that may be exempt from backup withholding for certain types of payments include:

6.	A corporation.

7.	A foreign central bank of issue.

8.	A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.

9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A common trust fund operated by a bank under section 584(a).

13.	A financial institution.

14.	A middleman known in the investment community as a nominee or custodian.

Exhibit G-15

15.	A trust exempt from tax under section 664 or described in section 4947.
Privacy Act Notice
Section 6109 requires most recipients of dividend, interest or other payments to give their correct taxpayer identification numbers to payers who must report the payments to the Internal Revenue Service. The Internal Revenue Service uses the numbers for identification purposes and to help verify the accuracy of tax returns. It may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws. It may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, and to federal law enforcement and intelligence agencies to combat terrorism.
Payees must provide payers with their taxpayer identification numbers whether or not they are required to file a U.S. tax return. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.
Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number-If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information With Respect to Withholding-If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Criminal Penalty for Falsifying Information-Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
FOR ADDITIONAL GUIDANCE REGARDING THE COMPLETION OF SUBSTITUTE FORM W-9, INTERNAL REVENUE SERVICE FORM W-9, OR THE APPROPRIATE INTERNAL REVENUE SERVICE FORM W-8, CONTACT YOUR TAX ADVISOR.

Exhibit H-1

Exhibit H – Form of Lost Certificate Affidavit

AFFIDAVIT OF LOST STOCK CERTIFICATE
The undersigned to this Affidavit of Lost Certificate (this “Affidavit”), being duly sworn, upon his or her oath, hereby deposes and says as follows:

1.
That the undersigned is the true, lawful, present and sole legal and beneficial owner (the “Holder”) of the below-listed stock certificates (the “Lost Certificates”) representing the below-specified shares (the “Shares”) of stock of DFine, Inc. (the “Company”).

Certificate No.	Date of Issuance	Class of Stock	Holder	Number of Shares

2.
Holder has conducted or caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Certificate. Holder believes that the Lost Certificate has been lost, mislaid, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced.

3.
The Lost Certificate and any rights or interests therein were not endorsed, and have not been pledged, hypothecated, sold, delivered, deposited under any agreement, transferred or assigned, or disposed of in any manner by or on behalf of Holder. Neither the undersigned nor anyone else on Holder’s behalf has signed any power of attorney, assignment or authorization respecting the Lost Certificate which is now outstanding and in force. To the knowledge of Holder, no person, firm, company, agency, government or other entity has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Certificate or the Shares, or any rights or interests therein or proceeds thereof.

4.
Holder hereby requests that, and confirms that this Affidavit is made for the purpose of inducing the Company (i) to refuse to recognize any person other than Holder as the owner of the Lost Certificate, (ii) to refuse to take any other action with respect to the Lost Certificate pursuant to the request or demand of any person other than Holder or its attorneys-in-fact and (iii) to issue, execute and deliver to Holder a replacement stock certificate in form and substance identical to the Lost Certificate (the "Replacement Certificate") in substitution for the Lost Certificate; provided, however, if this Affidavit is being delivered together with a completed and executed Letter of Transmittal pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, MMS Transaction Co., and Merit Medical Systems, Inc. (“Parent”) in connection with the merger (the “Merger”) described in the Merger Agreement, no Replacement Certificate shall be issued, and Holder shall be deemed to have satisfied its obligation with respect to the Merger to deliver the Lost Certificate.

5.	If Holder should find or recover the Lost Certificate, Holder shall immediately surrender the same to the Company for cancellation without receiving any consideration thereof.

6.
Holder shall, in consideration of the foregoing, indemnify and hold harmless the Company, its successors and assigns, from and against any and all costs, damages, losses, fees, penalties, judgments, taxes or expenses which it may incur by reason of its actions with respect to the misrepresentation of facts submitted in this Affidavit.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Lost Certificate as Holder (if Holder is an individual) or as an authorized representative of Holder (if Holder is a trust or entity), on this _______ of ________ 2016.

HOLDER

Exhibit H-2

_________________________ Print Name of Holder
_________________________ Authorized Signature _________________________ Capacity of Signor if Holder is a trust or entity
Sworn to before me this _____________ of
______________, 2016

_________________________________
Notary Public

Exhibit I-1

Exhibit I – Form of Written Consent

AGREED FORM
ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS OF DFINE, INC.

In accordance with Section 228 and Section 251 of the Delaware General Corporation Law (“DGCL”), the undersigned stockholders of DFine, Inc., a Delaware corporation (the “Company”) do hereby, pursuant to this Action by Written Consent, vote all shares of the Company’s outstanding voting stock held of record by them FOR the adoption and approval of the following recitals and resolutions, without the formality of a meeting:

ADOPTION AND APPROVAL OF MERGER, MERGER AGREEMENT AND RELATED MATTERS
WHEREAS, the Company’s Board of Directors (the “Board”) has unanimously approved the acquisition of the Company by Merit Medical Systems, Inc., a Utah corporation (“Parent”), pursuant to an Agreement and Plan of Merger, dated as of July 6, 2016, as attached hereto as Exhibit A (“Merger Agreement”), by and among the Company, Parent, MMS Transaction Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), the Priority Preferred Stockholders signatory thereto and Shareholder Representative Services LLC, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”) (capitalized terms used but not defined herein will have the meaning assigned to such terms in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving as a direct wholly-owned subsidiary of Purchaser (“Merger”);

WHEREAS, in connection with the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, (i) all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive an amount of cash as set forth in the Merger Agreement (subject to the terms and conditions of the Merger Agreement, including, without limitation, the indemnification and escrow provisions), (ii) each outstanding option to purchase shares of the Company’s capital stock which is then outstanding and unexercised will be cancelled without payment of any consideration, (iii) each outstanding warrant to purchase shares of the Company’s capital stock which is then outstanding and unexercised will be cancelled without payment of any consideration, and (iv) the Indemnification Escrow Amount and Integration Cost Escrow Amount (together, the “Escrow Funds”) will be placed in escrow as partial security for the indemnification obligations of the Priority Preferred Stockholders as set forth in the Merger Agreement and for Integration Costs in excess of the Integration Cost Target as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other

Exhibit I-2

organization in which one or more of its directors or officers is a director or officer of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), will be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract are disclosed or known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transactions are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or of the stockholders;

WHEREAS, it is hereby disclosed or made known to the stockholders that Greg Barrett (“Barrett”), a director and officer of the Company, is a participant in the Company’s 2016 Management Bonus Plan (the “Management Plan”) and that, as such, Barrett may receive a bonus under the Management Plan in connection with the Merger and will be offered a continuing employment package in connection with and contingent upon the consummation of the Merger, such that Barrett is an Interested Party and the Merger is an Interested Party Transaction;

WHEREAS, it is hereby disclosed or made known to the stockholders that Brian Farley (“Farley”), a director of the Company, is a participant in the Company’s 2016 Change Of Control Incentive Plan (the “Change of Control Plan”) and that, as such, Farley may receive a bonus under the Change of Control Plan in connection with the Merger, such that Farley is an Interested Party and the Merger is an Interested Party Transaction;

WHEREAS, it is hereby disclosed or made known to the stockholders that Joe Biller (“Biller”), a director of the Company, has a financial interest in Sightline Healthcare Opportunity Fund, Sightline Partners and/or certain of their affiliates (collectively, “Sightline”), and that Sightline is a holder of Company’s Series E Preferred Stock and Series F Preferred Stock and as such, will receive a portion of the Merger Consideration upon consummation of the Merger, such that Biller is an Interested Party and the Merger is an Interested Party Transaction;

WHEREAS, it is hereby disclosed or made known to the stockholders that Russell Hirsch (“Hirsch”), a director of the Company, has a financial interest in Prospect Venture Partners III, L.P. and/or certain of its affiliates (collectively, “Prospect”), and that Prospect is a holder of Company’s Series E Preferred Stock and Series F Preferred Stock and as such, will receive a portion of the Merger Consideration upon consummation of the Merger, such that Hirsch is an Interested Party and the Merger is an Interested Party Transaction;

WHEREAS, it is hereby disclosed or made known to the stockholders that Jonathan Silverstein (“Silverstein”), a director of the Company, has a financial

Exhibit I-3

interest in OrbiMed Private Investments IV, LP and/or certain of its affiliates (collectively, “OrbiMed”), and that OrbiMed is a holder of Company’s Series E Preferred Stock and Series F Preferred Stock and as such, will receive a portion of the Merger Consideration upon consummation of the Merger, such that Silverstein is an Interested Party and the Merger is an Interested Party Transaction;

WHEREAS, it is hereby disclosed or made known to the stockholders that Josh Baltzell (“Baltzell”), a director of the Company, has a financial interest in Split Rock Partners, LP and/or certain of its affiliates (collectively, “Split Rock”), and that Split Rock is a holder of Company’s Series E Preferred Stock and Series F Preferred Stock and as such, will receive a portion of the Merger Consideration upon consummation of the Merger, such that Baltzell is an Interested Party and the Merger is an Interested Party Transaction;

WHEREAS, in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Restated Certificate”), the affirmative vote of the following is required to approve certain of the actions described herein: the holders of (i) a majority of the outstanding shares of Company Capital Stock, (ii) a majority of the outstanding shares of Company Common Stock and (iii) a majority of the outstanding shares of Company Preferred Stock (voting together as a single class and on an as- converted basis) (collectively, the “Requisite Stockholders”);

WHEREAS, the undersigned stockholders are aware of the material facts related to the Merger and have had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationships and/or interests of the Interested Parties with and in the Company in connection with the Merger;

WHEREAS, the undersigned stockholders have received and reviewed the terms of the Merger Agreement and such other information as they believe necessary to make an informed decision, and they have had the opportunity to consult with their legal, tax and/or financial advisors regarding the consequences to them of the Merger and the Merger Agreement;

WHEREAS, the Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders and has recommended that the stockholders of the Company adopt the Merger Agreement and approve the Merger; and

WHEREAS, after careful consideration, the undersigned stockholders, who collectively constitute the Requisite Stockholders, have determined that the terms and conditions of the proposed Merger are just and equitable and fair as to the Company and that it is in the best interests of the Company and the stockholders of the Company to enter into the Merger subject to the terms and conditions set forth in the Merger Agreement, including, without limitation, the indemnification and escrow provisions of the Merger Agreement, and the provisions regarding the appointment of the Stockholder Representative to act on behalf of the Priority Preferred Stockholders pursuant to the authority granted therein.

Exhibit I-4

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, the terms and conditions thereof, and the transactions contemplated thereby, including the Merger, are hereby adopted and approved in all respects.

RESOLVED FURTHER, that, by virtue of the approval of the Merger Agreement, each of the undersigned stockholders hereby, on his, her or its own behalf and on the behalf of all other Priority Preferred Stockholders, irrevocably nominates, constitutes and appoints Shareholder Representative Services LLC as the Stockholder Representative to serve as the agent and true and lawful attorney in fact of the Indemnifying Parties, with full power of substitution, to act in the name, place and stead of the Indemnifying Parties for purposes of executing any documents and taking any actions that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in accordance with the terms of the Merger Agreement.

RESOLVED FURTHER, that each of the undersigned stockholders, with respect only to himself, herself or itself, hereby waives any appraisal or dissenters’ rights under the DGCL, the California Corporations Code or any other applicable law in connection with the Merger.

RESOLVED FURTHER, that the indemnification and escrow obligations of the Indemnifying Parties as set forth in the Merger Agreement be, and hereby are, approved and adopted in all respects and that by signing this Action by Written Consent of Stockholders, the undersigned agrees to be bound by the indemnification and escrow provisions set forth in the Merger Agreement and the Escrow Agreement.

RESOLVED FURTHER, that the deposit of the amounts of cash equal to the Escrow Funds pursuant to the terms of the Merger Agreement is approved and adopted in all respects.

RESOLVED FURTHER, that each of the undersigned stockholders hereby acknowledges and agrees that the portion of Merger Consideration payable to them in the Merger is fair and reasonable to the Company and its stockholders.

RESOLVED FURTHER, that each of the undersigned stockholders hereby waives, on its own behalf and on behalf of all Company stockholders, any notice with respect to the Merger and the other transactions contemplated by the Merger Agreement which such stockholder may be entitled pursuant to the Restated Certificate, the Bylaws of the Company or any agreement by and between the Company and such stockholder, each as in effect as of the date hereof.

RESOLVED FURTHER, that this Action by Written Consent will be irrevocably effective and binding on all stockholders of the Company upon its execution by at least the Requisite Stockholders.

RESOLVED FURTHER, that the appropriate officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to prepare, execute, deliver and file or cause to be

Exhibit I-5

prepared, executed, delivered and filed such further agreements, certificates, instruments and documents and to take such actions as contemplated by the Merger Agreement or as such officer or officers deem necessary, appropriate or advisable to carry out the intent of the foregoing resolutions.

GENERAL AUTHORIZING RESOLUTIONS

RESOLVED, that the officers of the Company are hereby authorized and directed, for and on behalf of the Company, to take such further action and execute and deliver such additional agreements, certificates or documents as each may deem necessary or appropriate to carry out the purposes of the above resolutions, and that the taking of such further actions and the execution and delivery of such additional agreements, certificates or documents by such officer or officers each will be conclusive evidence of his or her determination and the approval of the stockholders and the Company.
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